Exhibit 2.1

EXECUTION VERSION

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES.  THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES.  THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

SECURITIES PURCHASE AGREEMENT

by and among

MOVADO GROUP, INC.,

the Jacob Kassan Revocable Trust, u/a/d March 28, 2017

The Jacob Kassan 2017 Annuity Trust, u/a/d March 28, 2017,

the Kramer LaPlante Revocable Trust, u/a/d March 28, 2017,

The Kramer LaPlante 2017 Annuity Trust, u/a/d March 28, 2017,

MVMT WATCHES INC.,

ATOMIC NEWCO, INC.,

Fortis Advisors LLC,
in its capacity as the Sellers’ Representative,

Jacob Michael Kassan,
solely with respect to Section 7.5, Section 7.6 and Section 7.15 hereof,

and

Kramer Craig LaPlante,
solely with respect to Section 7.5, Section 7.6 and Section 7.15 hereof

Dated as of August 15, 2018

Page

Article I DEFINITIONS		2
Section 1.1	Definitions	2
Section 1.2	Other Capitalized Terms	16
Section 1.3	Interpretive Provisions	19
Article II PURCHASE AND SALE OF INTERESTS		20
Section 2.1	Purchase and Sale of the Interests	20
Section 2.2	Calculation of Purchase Price	21
Section 2.3	Payment of Funded Indebtedness	22
Section 2.4	Purchase Price Adjustment	22
Section 2.5	Escrow Account	25
Section 2.6	Treatment of Options; Transaction Bonuses	26
Section 2.7	Earn-Out Payments	28
Section 2.8	Withholding	32
Section 2.9	Purchase Price Allocation	32
Article III THE CLOSING		32
Section 3.1	Closing; Closing Date	32
Section 3.2	Transactions to Be Effected at Closing	33
Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		34
Section 4.1	Requisite Power & Due Authorization	34
Section 4.2	No Conflict	35
Section 4.3	No Authorization or Consents Required	35
Section 4.4	Litigation	35
Section 4.5	Title to Capital Stock	36
Section 4.6	Brokers	35
Section 4.7	Reliance	36
Article V REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY		36
Section 5.1	Company Organization	36
Section 5.2	Due Authorization	37
Section 5.3	No Conflict	37
Section 5.4	No Authorization or Consents Required	38
Section 5.5	Litigation; Orders	38
Section 5.6	Capitalization	38
Section 5.7	Subsidiaries	39
Section 5.8	Financial Statements	39
Section 5.9	No Undisclosed Liabilities	39
Section 5.10	Absence of Certain Developments	39
Section 5.11	Taxes	40
Section 5.12	Contracts	42
Section 5.13	Customers and Suppliers	44
Section 5.14	Intellectual Property	44
Section 5.15	Property	46
Section 5.16	Sufficiency of Assets	47

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS
Exhibit A	Company Shareholders
Exhibit B	Employment Agreements
Exhibit C	Balance Sheet Rules
SCHEDULES
Schedule 1.1(a)	Brand EBITDA
Schedule 1.1(b)	Revenue
Schedule 1.1(c)	Closing Cash
Schedule 2.9	Proposed Allocation
Schedule 12.14	Second Escrow
Schedule 12.15	First Escrow

-v-

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of August 15, 2018 (this “Agreement”), by and among (i) Movado Group, Inc., a New York corporation (the “Buyer”), (ii) Atomic NewCo, Inc., a California corporation (“NewCo”), (iii) the Jacob Kassan Revocable Trust, u/a/d March 28, 2017, a revocable trust (the “Kassan Revocable Trust”), (iv) the Jacob Kassan 2017 Annuity Trust, u/a/d March 28, 2017, an annuity trust (the “Kassan Annuity Trust”), (v) the Kramer LaPlante Revocable Trust, u/a/d March 28, 2017, a revocable trust (the “LaPlante Revocable Trust”), (vi) the Kramer LaPlante 2017 Annuity Trust, u/a/d March 28, 2017, an annuity trust (the “LaPlante Annuity Trust”), (vii) MVMT Watches Inc., a California corporation (the “Company”), (viii) Fortis Advisors LLC, a Delaware limited liability company (the “Initial Representative”), in its capacity as the Sellers’ Representative, (ix) solely with respect to Section 7.5, Section 7.6 and Section 7.15 hereof (collectively, the “Founder Provisions”), Jacob Michael Kassan, an individual (“Kassan”) and (x) solely with respect to the Founder Provisions, Kramer Craig LaPlante (“LaPlante”).  Each of the Kassan Revocable Trust, the Kassan Annuity Trust, the LaPlante Revocable Trust and the LaPlante Annuity Trust are referred to in this Agreement as a “Company Shareholder” and collectively with NewCo as the “Sellers”.  Each of Kassan and LaPlante are referred to in this Agreement as a “Founder” and collectively as the “Founders”.

RECITALS

A.

At least one day before the Closing, in a transaction that is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (i) the Company Shareholders will have contributed all of the outstanding equity interests of the Company to NewCo in exchange for shares of Capital Stock of NewCo, (ii) NewCo will (and the Company Shareholders will cause NewCo to) elect to treat the Company as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) and any analogous state or local Law, effective as of the date of the Reorganization, (iii) the Company will have been converted from a California corporation to a California limited liability company and (iv) all of the Vested Options and Unvested Options at the Company shall be converted into options to purchase shares of Capital Stock of NewCo (instead of shares of common stock of the Company) so that after such conversion no Options are outstanding with respect to Interests in the Company, all in a manner consistent with this Agreement (steps (i) through (iv) collectively, the “Reorganization”).

B.

Prior to the Reorganization, the Company Shareholders are the record and beneficial owners of all of the outstanding shares of the Company and all of the outstanding shares of NewCo, and, after the Reorganization, NewCo will be the record and beneficial owner of all of the outstanding shares of the Company  (such outstanding shares of the Company, together with the limited liability company interests into which such shares are converted pursuant to the Reorganization, as the context requires, the “Interests”).

C.	The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the Interests on the terms and subject to the conditions set forth in this Agreement.
D.

Kassan and LaPlante  are entering into employment agreements with the Company (collectively, the “Employee Agreements”) concurrently with the execution and delivery of this Agreement, which Employment Agreements are attached as Exhibit B.

E.

As indirect equityholders of NewCo and the Company, each Founder hereby acknowledges that (i) he will receive substantial benefits from the consummation of the transactions contemplated hereby, including the indirect receipt of such Founder’s share of the consideration payable to the Sellers; (ii) the execution of this Agreement by the Founders with respect to the Founder Provisions is a material condition to Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated thereby; and (iii) each Founder has considered the effects of this Agreement, considers them reasonable and, in order to induce Buyer to enter into this Agreement and consummate the transactions contemplated thereby, such Party is willing to enter into and be bound by this Agreement.

ACCORDINGLY, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1Definitions.  The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“2020 Average EBITDA” means the average annual Brand EBITDA of the Company during the 2020 Earn-Out Period.

“2020 Average Revenue” means the average annual Revenue of the Company during the 2020 Earn-Out Period.

“2020 Earn-Out Payment” means, for the 2020 Earn-Out Period, an amount equal to (i) 12.0% multiplied by the amount equal to (A) the 2020 Average Revenue minus (B) $100,000,000, plus (ii) 81.0% multiplied by the amount equal to (A) the 2020 Average EBITDA minus (B) $10,000,000.

“2020 Earn-Out Period” means the period commencing on February 1, 2019 and ending January 31, 2021.

“2022 Average EBITDA” means the average annual Brand EBITDA of the Company during the 2022 Earn-Out Period.

“2022 Average Revenue” means the average annual Revenue of the Company during the 2022 Earn-Out Period.

“2022 Earn-Out Payment” means, for the 2022 Earn-Out Period, an amount equal to (i) 7.5% multiplied by the amount equal to (A) the 2022 Average Revenue minus (B) $100,000,000, plus (ii) 101.25% multiplied by the amount equal to (A) the 2022 Average EBITDA minus (B) $10,000,000.

“2022 Earn-Out Period” means the period commencing on February 1, 2021 and ending January 31, 2023.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer) relating to any (a) direct or indirect purchase, transfer, acquisition or other disposition (whether in a single transaction or a series of related transactions) of assets of the Company equal to five percent (5%) or more of the value of the assets of the Company or to which five percent (5%) or more of the revenues or earnings of the Company are attributable, (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of any of the Interests or other Capital Stock of the Company, or (c) merger, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company or involving the assets of the Company with a value set forth in clause (a) of this definition; in each case, other than the Contemplated Transactions.

“Action” means any action, claim, demand, arbitration, hearing, charge, complaint, audit, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Adjustment Amount” means the Net Working Capital Adjustment, plus Closing Cash, minus Closing Indebtedness, minus Transaction Expenses to the extent neither is included in Current Liabilities nor paid prior to the Closing Date.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.  For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Allocation” means the allocation of the Purchase Price (and any assumed liabilities and all other amounts treated as compensation required to be taken into account for such purpose) among the assets of the Company in accordance with Section 1060 of the Code and as finally determined pursuant to Section 2.9.

“Average EBITDA” means the 2020 Average EBITDA or the 2022 Average EBITDA, as applicable.

“Average Revenue” means the 2020 Average Revenue or the 2022 Average Revenue, as applicable.

“Balance Sheet Rules” means, collectively, GAAP applied on a basis consistent with the preparation of the Financial Statements, as modified by the calculations and principles set forth on Exhibit C.

“Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, tax gross-up, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, supplemental executive retirement, retirement, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), retiree medical, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of ERISA, Multiemployer Plan and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions).

“Brand EBITDA” means the earnings before interest, taxes, depreciation and amortization of the MVMT Watches Inc. brand calculated in accordance with the principles set forth on Schedule 1.1(a).

“Business” shall mean, following the Closing, the MVMT Watches Inc. business unit of the Buyer and its Subsidiaries.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 6.1 (Corporate Organization), 6.2 (Due Authorization), 6.3(c) (No Conflict) and 6.8 (Brokers).

“Buyer Material Adverse Effect” means any Effect that would prevent, materially delay or impede the performance by Buyer of its covenants and obligations hereunder or the consummation of the Contemplated Transactions.

“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing, and any rights that derive their value from any of the foregoing.

“Closing Cash” means the amount of cash and cash equivalents of the Company outstanding as of 5:00 p.m. local time in New York, New York on the day of the Closing (including marketable securities and short term investments and uncashed checks received by the Company prior to 5:00 p.m. local time in New York, New York on the day of the Closing), calculated in accordance with the Balance Sheet Rules, and determined without giving effect to the Contemplated Transactions; provided that “Cash” shall not include any (a) cash and cash equivalents held by the Company in trust on behalf of any customer of the Company, including the items set forth on Schedule 1.1(c), (b) any issued but uncleared checks or (c) cash generated as a result of a breach of Section 5.10(a) or Section 7.1 relating thereto.

“Closing Indebtedness” means the amount of Indebtedness of the Company outstanding as of 5:00 p.m. local time in New York, New York on the day of the Closing, calculated in accordance with the Balance Sheet Rules, as modified by the calculations and principles set forth on Exhibit C, and determined without giving effect to the Contemplated Transactions; provided, however, that Closing Indebtedness shall not include any amounts to the extent such amounts are either (i) included as Transaction Expenses or Current Liabilities hereunder in the calculation of the Net Working Capital Adjustment, or (ii) are included in the First Escrow Amount or the Second Escrow Amount.

“Closing Spreadsheet” means a spreadsheet setting forth: (A) the Per Interest Price; (B) the Expense Fund Amount; (C) the First Escrow Amount; (D) the Second Escrow Amount; (E) the Indemnity Escrow Amount; (F) the Adjustment Escrow Amount; (G) with respect to each Company Shareholder, (i) the number of shares of Capital Stock of the Company held by such Seller; (ii) the amount of cash to be paid to such Seller at the Closing in respect of such shares; (iii) such Seller’s Transaction Percentage, expressed as a percentage; and (iv) such other relevant information that Buyer or the Escrow Agent may reasonably require; (H) with respect to each holder of a Option, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, as applicable); (ii) the number of shares and type of Capital Stock underlying each Option held by such Person; (iii) the amount of cash to be paid in respect of each such Option at the Closing; (iv) the respective exercise price per share of such Options; (v) the respective grant date(s) of such Options; (vi) the respective vesting arrangement(s), including any Vesting Acceleration Schedule; (vii) whether such Options are incentive stock options or non-qualified stock options; (viii) in the case of each Unvested Options, the Unvested Options Cash amount in respect of each such Unvested Option; (ix) such holder of Option’s Transaction Percentage, expressed as a percentage; and (x) such other relevant information that Buyer or Escrow Agent may reasonably require; and (I) with respect to each Transaction Bonus Recipient, (i) the amount of cash to be paid to such Transaction Bonus Recipient at the Closing and corresponding Effective Transaction Bonus Shares; (ii) such Person’s address and, if available to the Company, social security number (or tax identification number, as applicable); (iii) wire instructions for each Transaction Bonus Recipient and (iv) such Transaction Bonus Recipient’s Transaction Percentage, expressed as a percentage.

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Company Organization), 5.2 (Due Authorization), 5.4 (No Authorization or Consents Required), 5.6 (Capitalization), 5.7 (Subsidiaries), Section 5.25 (Affiliate Transactions) and 5.26 (Brokers).

“Company Plan” means any Benefit Plan: (a) under which any Service Provider has any present or future right to benefits and that is maintained, sponsored or contributed to by the Company; or (b) with respect to which the Company has any Liability.

“Competing Business” means any business that designs, manufactures, distributes, sells, assembles and/or markets watches, sunglasses, jewelry and/or leather goods.

“Competition Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Continuing Employee” means each current employee of the Company as of the Closing Date.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Current Assets” means the current assets of the Company, which current assets shall be calculated in accordance the calculation and principles set forth on Exhibit C.

“Current Liabilities” means the current liabilities of the Company, which current liabilities shall be calculated in accordance the calculation and principles set forth on Exhibit C.

“Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, accompanying this Agreement.

“DOL” means the U.S. Department of Labor.

“Earn-Out Payment” means the 2020 Earn-Out Payment or the 2022 Earn-Out Payment, as applicable.

“Earn-Out Periods” means each of the 2020 Earn-Out Period and the 2022 Earn-Out Period.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity.

“Environmental Law” means any Law, Order or any Contract with any Governmental Authority, relating to (a) the environment or natural resources, (b) the protection of human health and safety or (c) the regulation or remediation of Hazardous Substances.

“Environmental Permit” means any Permit, license, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, at the time of reference, together with the Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent” means Citibank, National Association.

“Escrow Agreement” means the escrow agreement in a form reasonably acceptable to Buyer and Sellers’ Representative.

“Exercise Price” means, with respect to any Option, the applicable exercise price payable to the Company by the holder of such Option upon the exercise of such Option.

“Export/Import Laws” means all Laws relating to the export or import of any items (including, commodities, software or technology), and all Laws relating to customs, export controls, embargoes, quotas, antiboycott and economic sanctions, including the International Traffic in Arms Regulations, Arms Export Control Act, and Defense Trade Security Initiatives administered by the United States Department of

Defense and the United States Department of State, Directorate of Defense Trade Controls; the Export Administration Regulations (including the antiboycott laws) administered by the United States Department of Commerce, Bureau of Industry and Security, the sanctions and assets control regulations administered by the United States Department of Treasury, Office of Foreign Assets Control, and the United States Customs Laws administered by the United States Department of Homeland Security, Bureau of Customs and Border Protection.

“Fraud” means an act in the making of a specific representation or warranty expressly set forth this Agreement, committed by a Seller (or a Founder on Seller’s behalf) making such express representation or warranty and requires (a) a false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (b) knowledge that such representation is false; (c) an intention to induce Buyer to act or refrain from acting in reliance upon it; (d) causing Buyer, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing Buyer to suffer damages by reason of such reliance.

“Fundamental Representations” means, collectively, the Company Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means (a) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory, environmental or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substance” means (a) any pollutant, contaminant, waste or chemical; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; or (c) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons and asbestos and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, without duplication: (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any Liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments); (e) any Liabilities under any performance bond or letter of credit (to the extent actually drawn) or any bank overdrafts and similar charges; (f) any Liabilities based upon, resulting from or arising out of any unfunded non-U.S. benefit obligation; (g) any shareholder loans; (h) any accrued interest, premiums, penalties and other obligations relating to the foregoing; (i) any indebtedness referred to in clauses (a) through (h) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit,  banker’s acceptance or similar credit transaction) by any Lien upon any property or asset, excluding any letter of credit to the extent it is not drawn upon; and (j) any off-balance sheet financing of the Company in existence immediately prior to the Closing. Indebtedness shall also include (x) accrued interest and (y) any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness (with respect to clause (y) only to the extent that such Indebtedness is repaid on the Closing Date).

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property” means any and all of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions, certificates of invention, utility models, and other industrial property rights and patent rights, including reissues, divisions, divisionals, provisionals, continuations, continuations-in-part, renewals, extensions and reexaminations, and all documents and filings claiming priority to or serving as a basis for priority thereof, (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, taglines, corporate names, social media account identifiers, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, (c) copyrights, works of authorship and copyrightable works, (d)  software, including all source code, object code and related specifications and documentation (“Software”), (e) trade secrets, know-how, designs, processes, procedures, techniques, methods, data, databases, plans, blueprints, inventions algorithms, APIs, customer lists, vendor lists, confidential business information and any other confidential or proprietary information and rights (whether or not patentable or subject to copyright, mask work or trade secret protection), (f) Internet domain names, (g) any other intellectual property rights of any kind, nature or description, in each case, including any applications, registrations, renewals, modifications and extensions of any of the foregoing and (h) any copies of tangible embodiments thereof (in whatever form or medium).

“Inventory” shall mean all inventory, finished goods, goods-in-transit to the Company’s logistics center, parts and work in progress of the Company including those on consignment where the Company is the consignor or held in the possession of any third party.

“IP License” means any and all Contracts pursuant to which the Company (a) is granted the right to use or ownership of any Intellectual Property, (b) grants a right to a third party to use any Intellectual Property or (c) has entered into any agreement not to sue or assert with respect to Intellectual Property, including settlement agreements and co-existence agreements.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any and all computers, Software, servers, workstations, peripherals, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment and assets, including all associated documentation, owned, licensed, leased or otherwise used by the Company.

“JPM Facility” means the loan agreement, by and between the Company and JPMorgan Chase Bank, N.A. (“JPM”), dated as of August 22, 2016, as amended by the First Amendment to the Credit Agreement, dated as of May 4, 2017, and as further amended by the Second Amendment to the Credit Agreement, dated as of May 15, 2018.

“Knowledge” means (a) when used in reference to the Company, the knowledge of Jake Kassan and Kramer LaPlante, in each case, after due inquiry; (b) when used in reference to any Seller, the knowledge of such Seller (including the knowledge of the trustee of such Seller excluding any “special trustee” of such Seller), after due inquiry; and (c) when used in reference to the Buyer, the knowledge of Kristi Davidson, Sallie DeMarsilis, Efraim Grinberg and Mitchell Sussis, in each case, after due inquiry.

“Labor Laws” means any Laws relating to employment, employment standards, employment of minors and of interns, employment discrimination, immigration, health and safety, employee classification, labor relations, withholding, payment of wages and overtime, hours, vacation and paid time off, collective bargaining, harassment, workplace safety and insurance or pay equity, annual and casual leave, family and medical leave, and severance.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, including common law or any international treaties.

“Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect and whether accrued or contingent.

“Lien” means any lien, mortgage, deed of trust, hypothecation, deed to secure debt, pledge, charge, security interest, right of first refusal, right of first offer, easement, restriction, covenant, condition, title defect, encroachment or other survey defect, option, lease, sublease, license, sublicense or other encumbrance.

“Losses” means any Liability, whether or not involving a third party claim, but solely to the extent incurred or accrued.

“Material Adverse Effect” means any effect, event, change, occurrence, circumstance, state of facts or development (each, an “Effect”) that, individually or together with any one or more effects, events, changes, occurrences, circumstances, states of fact or developments, (i) has had or would be reasonably expected to have a material adverse effect on the assets, properties, liabilities, business, prospects, results of operations or condition (financial or otherwise) of the Company or (ii) would prevent, materially delay or impede the performance by any Seller or the Company of its obligations hereunder or the consummation of the Contemplated Transactions; provided that with respect to clause (i), none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse Effect attributable to: (a) conditions affecting the U.S. economy as a whole; (b) an earthquake, hurricane or tornado, or other natural disaster; (c) the announcement or pendency of the transactions contemplated by this Agreement; (d) general business or economic conditions affecting the industry in which the Business operates; (e) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (f) the taking of any action expressly required by this Agreement, other than Section 7.1; (g) any change in GAAP or other accounting requirements or principles or any change in applicable Laws or the material interpretation thereof after the date hereof; or (h) the commencement or escalation of a war, material armed hostilities or act of terrorism directly or indirectly involving the United States of America; provided further, in the case of any of the foregoing clauses (a), (b), (d), (e), (g) or (h) does not disproportionately affect the Company relative to other companies in the industry in which it operates.

“Maximum Earn-Out Amount” means an aggregate amount equal to $100,000,000.

“Multiemployer Plan” means any “multiemployer plan” as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Working Capital” means Current Assets, minus Current Liabilities, in each case, as of 5:00 p.m. local time in New York, New York on the day of the Closing, calculated in accordance with the Balance Sheet Rules, and determined without giving effect to the Contemplated Transactions,.

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital is less than the Target Net Working Capital Minimum (expressed as a negative number), if Net Working Capital is less than the Target Net Working Capital Minimum, or (b) the amount by which Net Working Capital is greater than the Target Net Working Capital Maximum (expressed as a positive number), if the Net Working Capital is greater than the Target Net Working Capital Maximum; provided that the Net Working Capital Adjustment shall disregard the effects from any breach of Section 5.10(a) or Section 7.1 relating thereto.

“Option” means (i) prior to the Reorganization, any option to purchase shares of common stock of the Company issued pursuant to the MVMT Watches Inc. 2016 Equity Incentive Plan and (ii) after the Reorganization, any option to purchase shares of common stock of the Company issued pursuant to the MVMT Watches Inc. 2016 Equity Incentive Plan that have been converted into options to purchase shares of Capital Stock of NewCo.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Per Interest Price” means the quotient of (i) the sum of (A) the Estimated Purchase Price and (B) the aggregate Exercise Price of all Vested Options and Unvested Options outstanding immediately before the Closing divided by (ii) the sum of (A) the aggregate number of shares of Capital Stock of the Company issued and outstanding immediately before such date, (B) the aggregate number of shares of Capital Stock of NewCo underlying Vested Options and Unvested Options and (C) the aggregate number of Effective Transaction Bonus Shares.  If this calculation results in a Per Interest Price less than the Exercise Price of any of the Options, then the same calculation should be repeated but including only those Options with Exercise Prices greater than the Per Interest Price produced in the first calculation and the result of the second calculation shall be the Per Interest Price.

“Permits” means all permits, licenses, franchises, approvals, authorizations, consents, registrations, certificates, declarations, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (a) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (c) zoning, entitlement, building and other land use Liens applicable to the Leased Properties which are not violated by the current use, occupancy or operation of the Leased Properties; (d) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any Leased Property which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of such Leased Property; and (e) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar Laws.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Personal Data” means an individual’s name, street address, telephone number, e-mail address, photograph, image, voice, likeness, social media account identifier, social security number, tax identification number, driver’s license number, government identification number, credit card number, payment account information, bank information, geolocation information, personal health data, biometric identifier or any other piece of information that, alone or in combination with other information, allows for the identification of or contact with an individual.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on, and including, the Closing Date.

“Purchase Price” means the sum of the Initial Purchase Price plus any Earn-out Payments payable by Buyer pursuant to Section 2.7 hereof.

“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy issued by the R&W Insurer for the benefit of the Buyer and any additional insureds named by Buyer with a retention amount of $1,000,000 and a coverage limit of $15,000,000.

“R&W Insurer” means Euclid Transactional, LLC.

“Related Party” means, when used to indicate a relationship with any Person, (a) any relative, spouse or family member of such Person, or any relative of such spouse (collectively, “Relatives”); (b) any Affiliate of such Person or such Person’s Relatives; (c) any other Person in which such Person has an economic interest; (d) any trust or estate in which any of the foregoing has a beneficial interest or as to which any of the foregoing serves as trustee or in a similar fiduciary capacity; and (e) any director, officer, employee or holder of Capital Stock in a Person described in clause (b) or (c) of this definition and their respective Related Parties.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Revenue” means the net revenue of the Company calculated in accordance with the principles set forth on Schedule 1.1(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Requisite Power & Due Authorization), 4.2(c) (No Conflict), 4.5 (Title to Capital Stock) and 4.6 (Brokers).

“Seller Parties” means, collectively, the Sellers, the holders of Options and the Transaction Bonus Recipients (each of them a “Seller Party”).

“Sellers’ Representative” means the Initial Representative or any successor representative of the Seller Parties appointed in accordance with the terms of this Agreement.

“Service Provider” means any current director, officer, employee, consultant or independent contractor of the Company.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns, more than 50% of the economic rights or voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) controls the management.

“Target Net Working Capital Maximum” means (i) $9,200,000, if the Closing occurs on or prior to October 15, 2018, (ii) $9,810,000, if the Closing occurs between October 16, 2018 and October 23, 2018 and (iv) $10,420,000, if the Closing occurs between October 24, 2018 and November 1, 2018.

“Target Net Working Capital Minimum” means (i) $7,200,000, if the Closing occurs on or prior to October 15, 2018, (ii) $7,810,000, if the Closing occurs between October 16, 2018 and October 23, 2018 and (iv) $8,420,000, if the Closing occurs between October 24, 2018 and November 1, 2018.

“Tax” means (a) any taxes, levies, fees, imposts, duties, or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, escheat, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and (iii) customs duties; (b) any liability for the payment of any items described in clause (a) above as a result of (x) being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or (y) being included (or being required to be included) in any Tax Return related to such group; and (c) any liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any of the items described in clause (a) or (b) above.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

“Transaction Bonus” means each change of control bonus, expressed as a phantom number of shares of Capital Stock of the Company (the “Effective Transaction Bonus Shares”), to be paid in cash to those persons set forth on the Closing Spreadsheet pursuant to Section 2.6(e).

“Transaction Bonus Recipient” means each recipient of a Transaction Bonus.

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company, in each case, in connection with the Contemplated Transactions (whether incurred prior to or after the date hereof) including: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, retention, other compensatory payments or severance made to any Service Provider as a result of the execution of any Transaction Document or in connection with the Contemplated Transactions (including the Transaction Bonuses); (d) any other fees, costs, expenses or payments resulting from any third-party consent obtained prior to Closing in connection with the Contemplated Transactions; (e) any employment Taxes relating to any of the foregoing (solely to the extent arising in connection with payments made at or prior to Closing); (f) any employment Taxes relating to any payments to holders of Options or Transaction Bonus Recipients made as part of the Initial Purchase Price; and (g) 100% of the premium, underwriting fee, surplus lines taxes and fees and other costs for the R&W Insurance Policy obtained by the Buyer. Notwithstanding the foregoing, Transaction Expenses shall not include (x) any amounts to the extent such amounts are either (i) included as Closing Indebtedness or Current Liabilities in the calculation of the Net Working Capital Adjustment hereunder, or (ii) deducted and paid to the Buyer from the First Escrow Amount or the Second Escrow Amount, or (y) any fees, expenses and other costs incurred prior to or following the Closing in furtherance of terminating, modifying or settling any Contracts that remain outstanding as of the Closing.

“Transaction Percentage” means, with respect to each Seller, holder of Options and Transaction Bonus Recipient, the percentage designated as “Transaction Percentage” and set forth opposite such Person’s name on the Closing Spreadsheet, which shall initially be equal to the percentage of the Initial Purchase Price that such Person is entitled to pursuant to the terms hereof and thereafter adjusted from time to time, as necessary, pursuant to each of Section 2.6(a), Section 2.6(b), Section 2.6(c) and Section 2.6(e); provided, that at all times the aggregate Transaction Percentages shall equal 100%.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unvested Options” means any Options that are outstanding and unvested as of immediately prior to the Closing, after taking into account any acceleration of vesting that is to occur with respect to such Option at or prior to the Closing.

“Vested Options” means Options that are outstanding and vested as of immediately prior to the Closing, after taking into account any acceleration of vesting that is to occur with respect to such Option at or prior to the Closing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.), and any similar state, local, or non-U.S. Law or Order.

“Willful Breach” means an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement that was taken with the intention that such action or failure to act would constitute a material breach of this Agreement, and such breach primarily resulted in the failure of any of the conditions set forth in Article IX or Article X to be satisfied.

Section 1.2Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section
Accounting Firm	2.4(b)
Adjustment Escrow Account	2.5(a)
Adjustment Escrow Amount	2.2(a)
Advisory Group	13.5(a)
Agreement	Preamble
Audited Balance Sheet	5.8(a)
Audited Financial Statements	5.8(a)
Auditors	7.9(a)(iii)
Base Purchase Price	2.2(a)
Buyer	Preamble
Buyer Adjustment Amount	2.4(d)(ii)
Buyer Indemnitees	12.3
Buyer Released Parties	7.15
Change of Control	2.7(g)
Claim Dispute Notice	12.13(b)
Claims Notice	12.7(b)
Closing	3.1
Closing Date	3.1
Closing Statement	2.4(a)
Closing Transaction Expenses	2.2(b)
Company	Preamble
Company Intellectual Property	5.14(a)
Company Licenses	5.21(c)
Company Protected Group	7.6(c)
Company Shareholder	Preamble
Confidentiality Agreement	0
Contest	8.2(a)
D&O Indemnified Person	7.16(a)
D&O Indemnified Persons	7.16(a)
D&O Insurance	7.16(b)
Deal Communications	14.14(c)
Debt Payoff Letter	7.3
Dispute	2.4(b)
Earn-Out Dispute	2.7(b)
Earn-Out Notice of Disagreement	2.7(b)
Earn-Out Review Period	2.7(b)
Employee Agreements	Recitals
Escrow Accounts	2.5(a)
Estimated Adjustment Amount	2.2(b)
Estimated Purchase Price	2.2(a)
Excluded Third Party Claim	12.7(d)
Expense Fund	13.6(a)
Expense Fund Amount	2.2(a)
Final Adjustment Amount	2.4(d)
Final Earn-Out Determination Date	2.7(c)

Term	Section
Final Earn-Out Statement	2.7(c)
Financial Statements	5.8(a)
First Escrow Account	2.5(a)
First Escrow Amount	2.2(a)
Founder	Preamble
Founder Protected Group	7.6(c)
Founder Provisions	Preamble
Founder Releasing Parties	7.15
Founders	Preamble
Funded Indebtedness	2.3
Group	2.7(g)
Indemnitees	12.5
Indemnity Escrow Account	2.5(a)
Indemnity Escrow Amount	2.2(a)
Initial Purchase Price	2.2(a)
Initial Representative	Preamble
Interests	Recitals
Interim Balance Sheet	5.8(a)
Interim Balance Sheet Date	5.8(a)
Interim Financial Statements	5.8(a)
Kassan	Preamble
Kassan Annuity Trust	Preamble
Kassan Revocable Trust	Preamble
LaPlante	Preamble
LaPlante Annuity Trust	Preamble
LaPlante Revocable Trust	Preamble
Lease	5.15(b)
Leased Properties	5.15(b)
Leased Property	5.15(b)
Leases	5.15(b)
Licensed Intellectual Property	5.14(a)
Material Contracts	5.12(a)
NewCo	Preamble
Non-Party Affiliates	14.11
Objections Statement	2.4(b)
Pay-Off Lender	2.3
Pay-Off Letters	2.3
Physical Inventory	7.4
Pre-Closing Statement	2.2(b)
Privileged Deal Communications	14.14(c)
Proposed Allocation	2.9(a)
Proposed Earn-Out Statement	2.7(a)
R&W Insurance Deductible	12.6(a)
Release Date	12.1
Released Claims	7.15

Term	Section
Reorganization	Recitals
Required Financial Statements	7.9(a)(i)
Reserved Amount	12.13(a)
Restricted Period	7.6(a)
Restrictive Covenants	7.6(d)
S Corporation	5.11(n)
S-Corporation Election	8.1(a)(v)
Second Escrow Account	2.5(a)
Second Escrow Amount	2.2(a)
Seller Indemnitees	12.5
Sellers	Preamble
Sellers Adjustment Amount	2.4(d)(i)
Sellers’ Representative Engagement Agreement	13.5(a)
Sellers’ Representative Expenses	13.5(b)
Sellers’ Representative Group	13.5(a)
Tangible Property	5.16
Tax Sharing Agreements	5.11(h)
Termination Date	11.1(d)
Unvested Options Cash	2.6(c)
Vesting Acceleration Schedule	2.6(c)

Section 1.3Interpretive Provisions.  Unless the express context otherwise requires:

(a)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)the words “Dollars” and “$” mean U.S. dollars;

(d)references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)wherever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”;

(g)references herein to any gender shall include each other gender;

(h)references herein to accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP;

(i)references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(j)references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(k)with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(l)the word “or” shall be disjunctive but not exclusive;

(m)references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(n)references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

(o)the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(p)if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(q)the term “made available” (or terms with similar import) shall mean posted and made available to the Buyer in the electronic data room administered by Donnelley Financial Solutions on behalf of the Company in connection with the Contemplated Transactions at least three (3) Business Days prior to the date of this Agreement.

Article II

PURCHASE AND SALE OF INTERESTS

Section 2.1Purchase and Sale of the Interests. Upon the terms and subject to the conditions set forth in this Agreement, NewCo shall sell, assign, transfer and convey to the Buyer, free and clear of any Liens, and the Buyer shall purchase and acquire from NewCo, all of the Interests owned by NewCo in exchange for payment to (x) NewCo (for further distribution to the other Sellers), (y) the Company (for further distribution to the holders of Options and Transaction Bonus Recipients who are current or former employees of the Company, through the Company’s normal payroll procedures), and (z) holders of Options and Transaction Bonus Recipients who are not current or former employees of the Company, of (a) the Estimated Purchase Price and (b) any amounts payable to the Seller Parties pursuant to Section 2.4(d), Section 2.7, Section 12.13, Section 12.14 and Section 12.15, respectively (in the case of this clause (b) if, as and when payable pursuant to Section 2.4(d), Section 2.7, Section 12.13, Section 12.14 and Section 12.15, respectively), minus any amounts owed by NewCo pursuant to Section 2.4(d), in each case, in accordance with their respective Transaction Percentages and the provisions of this Article II. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the Buyer and each of its Affiliates shall be entitled to rely on the Closing Spreadsheet as setting forth a true, correct and complete listing of the Transaction Percentages and the related calculations set forth therein (subject to the automatic adjustments as set forth therein), and none of the Buyer, the Company or any of their respective Affiliates shall have any liability or obligation to any Person, including the Sellers, for any liabilities arising from or relating to errors, omissions or inaccuracies by the Company in calculating the Transaction Percentages or any other errors, omissions or inaccuracies in the Closing Spreadsheet.

Section 2.2Calculation of Purchase Price

.

(a)Estimated Purchase Price.  The term “Estimated Purchase Price” means the amount resulting from: (i) $100,000,000 (the “Base Purchase Price”), minus (ii) $500,000 (the “Indemnity Escrow Amount”), minus (iii) $1,000,000 (the “Adjustment Escrow Amount”), minus (iv) $5,000,000 (the “Second Escrow Amount”), minus $1,500,000 (the “First Escrow Amount”) minus (v) $200,000 (the “Expense Fund Amount”) plus (vi) the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a positive number), minus (vii) the absolute value of the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a negative number).  The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.4 (as so adjusted, the “Initial Purchase Price”).

(b)Pre-Closing Statement; Closing Spreadsheet and Transaction Expenses.  Not fewer than five Business Days prior to the anticipated Closing Date, (i) the Sellers shall deliver, or cause to be delivered, to the Buyer (A) a statement (the “Pre-Closing Statement”) setting forth the Sellers’ good faith estimates of (1) Closing Indebtedness, (2) Transaction Expenses, (3) Net Working Capital, (4) Closing Cash, and (5) the Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules (clause (5) being the “Estimated Adjustment Amount”), together with supporting documentation for such estimates and any additional information reasonably requested by the Buyer, and (B) the Closing Spreadsheet, and (ii) NewCo shall deliver, or cause to be delivered, to the Buyer final invoices with respect to all Transaction Expenses to be paid by or on behalf of the Company at the Closing (the “Closing Transaction Expenses”).  The Pre-Closing Statement and the Closing Spreadsheet shall be prepared in consultation with the Buyer and Sellers shall consider any comments reasonably made by the Buyer in good faith.

Section 2.3Payment of Funded Indebtedness. No fewer than five Business Days prior to the anticipated Closing Date, Sellers shall deliver, or cause to be delivered, to the Buyer: (a) a statement setting forth the Sellers’ good faith estimate of all Closing Indebtedness pursuant to the instruments listed on Schedule 2.3 (the “Funded Indebtedness”) as of the anticipated Closing Date, including the names of each Person to which such Funded Indebtedness is owed (each, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender; and (b) pay-off letters in form and substance reasonably satisfactory to the Buyer to be executed at the Closing by all Pay-Off Lenders (the “Pay-Off Letters”).  The Buyer, the Sellers and the Company shall cooperate in arranging for the repayment by the Company of all Funded Indebtedness at the Closing.  The Company shall facilitate such repayment and the release, in connection with such repayment, of any Liens securing such Funded Indebtedness.

Section 2.4Purchase Price Adjustment.

(a)Closing Statement.  Within 90 days following the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative a certificate executed by an executive officer of the Buyer (the “Closing Statement”) setting forth the Buyer’s determination of (i) Closing Indebtedness, (ii) Transaction Expenses, (iii) Net Working Capital, (iv) Closing Cash, and (iv) the Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules.  Following delivery of the Closing Statement, the Buyer shall provide the Sellers’ Representative with supporting documentation for the Closing Statement that the Sellers’ Representative may reasonably request and shall provide Sellers’ Representative with reasonable access and upon reasonable advance notice to books, records and employees of the Company as requested by the Sellers’ Representative, insofar as those books, records and employees relate solely to the preparation of the Closing Statement and provided that such access and cooperation shall be in a manner that does not unreasonably interfere with the Company’s normal business operations.

(b)Dispute Resolution.  Within 30 days after the Sellers’ Representative’s receipt of the Closing Statement, the Sellers’ Representative shall deliver to the Buyer a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”), which objections shall be limited to mathematical errors and calculations of amounts not in accordance with the Balance Sheet Rules and/or the applicable definition set forth therein.  If the Sellers’ Representative does not deliver an Objections Statement within such 30‑day period, then the Closing Statement shall become final and binding upon all parties.  If the Sellers’ Representative delivers an Objections Statement within such 30‑day period, then the Sellers’ Representative and the Buyer shall negotiate in good faith for 15 days following the Buyer’s receipt of such Objections Statement to resolve such objections.  Any such objections that the Buyer and the Sellers’ Representative are unable to resolve during such 15-day period is referred to as a “Dispute”.  After such 15-day period, any matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties.  If the Buyer and the Sellers’ Representative are unable to resolve all objections during such 15-day period, then any Disputes, and only such Disputes, shall be resolved by a mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the

Buyer, the Sellers or the Company (the “Accounting Firm”).  The Accounting Firm shall be instructed to resolve any Disputes in accordance with the terms of this Agreement within 30 days after its appointment.  The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing; (ii) shall be within the range of maximum and minimum amounts in dispute between the Buyer and the Sellers’ Representative; (iii) shall constitute an arbitral award; and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(c)Accounting Firm Expenses.  The fees, costs and expenses of the Accounting Firm shall be allocated between the Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other hand, based upon the percentage which the portion of the Disputes not awarded to each party bears to the amount actually contested by such party.  For example, if the Sellers’ Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Accounting Firm ultimately resolves the Dispute by awarding to the Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300  ÷  1,000) to the Buyer and 70% (i.e., 700  ÷  1,000) to the Sellers’ Representative. Each of Buyer and Sellers’ Representative (on behalf of the Seller Parties) shall bear the fees, costs and expenses of its own accountants and all other expenses incurred in connection with matters contemplated by this Section 2.4(c).

(d)Final Adjustment Amount.  As used herein, “Final Adjustment Amount” means (i) if the Sellers’ Representative fails to deliver an Objections Statement in accordance with Section 2.4(b), the Adjustment Amount as set forth in the Closing Statement or (ii) if the Adjustment Amount is resolved by the Buyer and the Sellers’ Representative or by submission of any Disputes to the Accounting Firm, as contemplated by Section 2.4(b), the Adjustment Amount as so resolved.  If the Final Adjustment Amount is:

(i)greater than the Estimated Adjustment Amount, thus resulting in an Initial Purchase Price which is greater than the Estimated Purchase Price (any such excess, the “Sellers Adjustment Amount”), then promptly (but in any event within five Business Days following the determination of the Final Adjustment Amount): (A) the Buyer and the Sellers’ Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to (x) NewCo (for further distribution to the other Sellers in accordance with their respective Transaction Percentages) the product of the funds from the Adjustment Escrow Account multiplied by the Transaction Percentages of such Persons, (y) the Company (for further distribution to the holders of Options and Transaction Bonus Recipients who are current or former employees of the Company, through the Company’s normal payroll procedures, in accordance with their respective Transaction Percentages) the product of the funds from the Adjustment Escrow Amount multiplied by the Transaction Percentages of such Persons, and (z) holders of Options and Transaction Bonus Recipients who are not current or former employees of the Company, in accordance with their respective Transaction Percentages, in each case, by wire transfer of immediately available funds to an account or accounts designated by

NewCo, Sellers’ Representative or the Company, as applicable, in writing; and (B) the Buyer shall deliver to (x) NewCo (for further distribution to the Sellers in accordance with their respective Transaction Percentages) the product of (1) the lesser of (a) the Sellers Adjustment Amount and (b) $1,000,000, multiplied by (2) the Transaction Percentages of such Sellers and (y) the Company (for further distribution to the holders of Options and Transaction Bonus Recipients who are current or former employees of the Company, through the Company’s normal payroll procedure, in accordance with their respective Transaction Percentages), the product of (1) the lesser of (a) Sellers Adjustment Amount and (b) $1,000,000, multiplied by (2) the Transaction Percentages of such Person, and (z) holders of Options and Transaction Bonus Recipients who are not current or former employees of the Company, in accordance with their respective Transaction Percentages, the product of (1) the lesser of (a) Sellers Adjustment Amount and (b) $1,000,000, multiplied by (2) the Transaction Percentages of such Persons, in each case, by wire transfer of immediately available funds to an account or accounts designated by NewCo, the Sellers’ Representative or the Company, as applicable, in writing.

(ii)less than the Estimated Adjustment Amount, thus resulting in an Initial Purchase Price which is less than the Estimated Purchase Price (any such shortfall, the “Buyer Adjustment Amount”), then promptly (but in any event within five Business Days following the determination of the Final Adjustment Amount), the Buyer and the Sellers’ Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to the Buyer an amount equal to the lesser of the amount in the Adjustment Escrow Account and the Buyer Adjustment Amount; provided that if the amount then held in the Adjustment Escrow Account exceeds the Buyer Adjustment Amount, such joint release notice shall also direct the Escrow Agent to release to (x) NewCo (for further distribution to the other Sellers in accordance with their respective Transaction Percentages), the product of the amount of such excess multiplied by the Transaction Percentages of such Persons, (y) the Company (for further distribution to the holders of Options and Transaction Bonus Recipients who are current or former employees of the Company, through the Company’s normal payroll procedures, in accordance with their respective Transaction Percentages) the product of the funds from the Adjustment Escrow Amount multiplied by the Transaction Percentages of such Persons, and (z) holders of Options and Transaction Bonus Recipients who are not current or former employees of the Company, in accordance with their respective Transaction Percentages, the product of the funds from the Adjustment Escrow Amount multiplied by the Transaction Percentages of such Persons, in each case, to an account or accounts designated by NewCo, the Sellers’ Representative or the Company, as applicable, in writing. In no instance shall Buyer be entitled to receive any amounts in respect of a Buyer Adjustment Amount in excess of the Adjustment Escrow Amount pursuant to this Section 2.4(d)(ii). All such payments required to be made pursuant to this Section 2.4(d)(ii) shall be made promptly by wire transfer of immediately available funds to an account or accounts designated by NewCo, the Buyer, the Sellers’ Representative, or the Company, as applicable, in writing; or

(iii)equal to the Estimated Adjustment Amount, then the Buyer and the Sellers’ Representative shall promptly (but in any event within five Business Days following the determination of the Final Adjustment Amount) deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to (x) NewCo (for further distribution to the other Sellers, in accordance with their respective Transaction Percentages) the product of the amount then held in the Adjustment Escrow Account multiplied by the Transaction Percentages of such Persons, (y) the Company (for further distribution to the holders of Options and Transaction Bonus Recipients who are current or former employees of the Company, through the Company’s normal payroll procedures, in accordance with their respective Transaction Percentages) the product of the amount then held in the Adjustment Escrow Account multiplied by the Transaction Percentages of such Persons, and (z) holders of Options and Transaction Bonus Recipients who are not current or former employees of the Company, in accordance with their respective Transaction Percentages, the product of the amount then held in the Adjustment Escrow Account multiplied by the Transaction Percentages of such Persons, in each case to an account or accounts designated by NewCo, the Sellers’ Representative, or the Company, as applicable.

All payments made pursuant to this Section 2.4 shall be treated by all parties for tax purposes as adjustments to the Purchase Price.

Section 2.5Escrow Account.

(a)At the Closing, the Buyer shall deposit, or shall cause to be deposited, with the Escrow Agent (i) cash in the amount of the Adjustment Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent no fewer than two Business Days prior to the Closing Date (the “Adjustment Escrow Account”),  (ii) cash in the amount of the Indemnity Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent no fewer than two Business Days prior to the Closing Date (the “Indemnity Escrow Account”), (iii) cash in the amount of the Second Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent no fewer than two Business Days prior to the Closing Date (the “Second Escrow Account”) and (iv) cash in the amount of the First Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent no fewer than two Business Days prior to the Closing Date (the “First Escrow Account” and, together with the Adjustment Escrow Account,  the Indemnity Escrow Account and the Second Escrow Account, the “Escrow Accounts”). The Escrow Accounts shall be used exclusively in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement.

(b)In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

Section 2.6Treatment of Options; Transaction Bonuses.

(a)As of the Closing, each Vested Option that is issued, outstanding and unexercised immediately prior to the Closing shall be cancelled by the Company without any future Liability to the Buyer, the Company or any other Person after the Closing, and upon the cancellation thereof and execution by the holder of such Option of an option cancellation agreement (an “Option Cancellation Agreement”), in each case in a form reasonably acceptable to Buyer, such Vested Option shall be converted into the right to receive, for each share of Capital Stock of NewCo underlying such Vested Option that is vested, subject in all respects to Section 2.4(d), and payable by the Company thorough its normal payroll procedures (A) an amount in cash for each share of Capital Stock of NewCo issuable under such Vested Option, without interest, equal to: (i) the Per Interest Price; less (ii) the applicable exercise price for each share of Capital Stock of NewCo vested under such Vested Option, net of applicable Tax withholding, (B) any cash disbursements required to be made from the Escrow Accounts with respect to such Vested Option to the former holder thereof in accordance with terms of the Escrow Agreement and Section 2.5 and from the Expense Fund in accordance with the terms of Section 13.6 and (C) any cash disbursements required to be made as Earn-Out Payments with respect to such Vested Option to the former holder thereof in accordance with the terms of Section 2.7; provided, however, with respect to this clause (C), payment shall be made only to the extent and at the times provided in Section 2.7 hereof if (i) such former holder of a Vested Option remains employed by the Company or an Affiliate thereof as of the end of the applicable Earn-Out Period, or (ii) prior to the end of the applicable Earn-Out Period, such former holder is involuntarily terminated without Cause or such Person voluntarily resigns with Good Reason. With respect to any Earn-Out Payments with respect to such Vested Option due to the former holder thereof in accordance with the terms of Section 2.7, such payments shall be forfeited by such Person if, prior to the end of the applicable Earn-Out Period, such Person’s employment with the Company or an Affiliate of the Company is involuntarily terminated for Cause or such Person voluntarily resigns without Good Reason (as such terms are defined in the Option Cancellation Agreement), and such forfeited payment amount shall be distributed pro rata amongst the other Seller Parties based upon their respective Transaction Percentages, with such Transaction Percentages calculated on a pro forma basis without taking into account the Transaction Percentage otherwise attributable to such payments.  After the Closing, each holder of Vested Options will only be entitled to the payments described in this Section 2.6(a).

(b)As of the Closing, each Unvested Option held by a Continuing Employee that is issued, outstanding and unexercised immediately prior to the Closing shall be cancelled by the Company without any future Liability to the Buyer, the Company or any other Person after the Closing, and upon the cancellation thereof and execution by the holder of such Option of an Option Cancellation Agreement, in each case in a form reasonably acceptable to Buyer, such Unvested Option shall be converted into the right to receive, for each share of Capital Stock of NewCo underlying such Unvested Option, subject in all respects to Section 2.4(d), and payable by the Company thorough its normal payroll procedures (A) an amount in cash for each share of Capital Stock of NewCo issuable under such Unvested Option, without interest, equal to: (i) the

Per Interest Price; less (ii) the applicable exercise price for each share of Capital Stock of NewCo vested under such Unvested Option, net of applicable Tax withholding, (B) any cash disbursements required to be made from the Escrow Accounts with respect to such Vested Option to the former holder thereof in accordance with terms of the Escrow Agreement and Section 2.5 from the Expense Fund in accordance with the terms of Section 13.6 and (C) any cash disbursements required to be made as Earn-Out Payments with respect to such Unvested Option to the former holder thereof in accordance with the terms of Section 2.7; provided, however, with respect to this clause (C), payment shall be made only to the extent and at the times provided in Section 2.7 hereof if (i) such former holder of an Unvested Option remains employed by the Company or an Affiliate thereof as of the end of the applicable Earn-Out Period, or (ii) prior to the end of the applicable Earn-Out Period, such former holder is involuntarily terminated without Cause or such Person voluntarily resigns with Good Reason. After the Closing, each holder of Unvested Options will only be entitled to the payments described in this Section 2.6(b).

(c)Notwithstanding the foregoing, the payout of cash pursuant to Section 2.6(b) in exchange for the cancellation of Unvested Options issued and outstanding immediately prior to the Closing shall be subject to the same vesting schedule that was applicable to such Unvested Option immediately prior to or at the Closing (and no vesting acceleration shall occur by reason of the Closing or any subsequent event, such as termination of employment, other than as provided on Schedule 2.6(b) (the “Vesting Acceleration Schedule”).  In furtherance of the foregoing, cash otherwise payable pursuant to Section 2.6(b) in exchange for the cancellation of the Unvested Options issued and outstanding immediately prior to the Closing (“Unvested Options Cash”) shall not automatically be payable by Buyer at the Closing, and shall instead become payable by Buyer on the later of (x) the date such payment is otherwise payable by Buyer to the other Seller Parties under this Agreement, and (y) the date that such Unvested Options would have become vested under the vesting schedule in place for such shares immediately prior to or at the Closing (subject to the restrictions and other terms of such vesting schedule).  Buyer may in its discretion make all such required payments of Unvested Options Cash no later than the 15th day of the calendar month immediately following the calendar month in which such Unvested Options Cash would have become vested under the original vesting schedule.  All amounts payable pursuant to Section 2.6(b) and this Section 2.6(c) shall be paid without interest; provided, that a portion of such cash so distributed will be treated as imputed interest to the extent required under the Code and the Treasury Regulations.  No Unvested Options Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Buyer, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Options Cash in accordance with this Agreement. With respect to (i) any Unvested Options Cash otherwise payable in respect of Unvested Options pursuant to this Section 2.6(c), (ii) any Earn-Out Payments with respect to such Unvested Option to the former holder thereof in accordance with the terms of Section 2.7 and (iii) any payments from Escrow Accounts or the Expense Fund pursuant to the terms of this Agreement, such payments shall be forfeited by a holder of Unvested Options who, prior to the date such payments are otherwise payable hereunder, is involuntarily terminated for Cause or voluntarily resigns without Good Reason (as such terms are defined in the Option Cancellation Agreement), and such forfeited payment amount shall be distributed pro rata amongst the other Seller Parties based upon their respective Transaction Percentages, with such Transaction Percentages calculated on a pro forma basis without taking into account the Transaction Percentage otherwise attributable to such payments.

(d)Each Unvested Option outstanding as of immediately prior to the Closing that is not held by a Continuing Employee shall be cancelled and terminated as of the Closing for no consideration.

(e)As of the Closing, upon the execution by the applicable Transaction Bonus Recipient of a Transaction Bonus acknowledgment and release agreement (a “Transaction Bonus Agreement”), in a form reasonably acceptable to Buyer, Buyer shall pay or cause to be paid, by wire transfer of immediately available funds, all Transaction Bonuses in those amounts set forth on the Closing Spreadsheet to the Transaction Bonus Recipients set forth on the Closing Spreadsheet. Each Transaction Bonus Recipient shall also be entitled to receive, in respect of each Transaction Bonus owed to such Transaction Bonus Recipient, (A) any cash disbursements required to be made from the Escrow Accounts with respect to such Transaction Bonuses to the former holder thereof in accordance in accordance with terms of the Escrow Agreement and Section 2.5 and (B) any cash disbursements required to be made as Earn-Out Payments with respect to such Transaction Bonuses to the former holder thereof in accordance with the terms of Section 2.7 and from the Expense Fund in accordance with the terms of Section 13.6; provided, however, with respect to this clause (B), payment shall be made only to the extent and at the times provided in Section 2.7 hereof if (i) such Transaction Bonus Recipient remains employed by the Company or an Affiliate thereof as of the end of the applicable Earn-Out Period, or (ii) prior to the end of the applicable Earn-Out Period, such Transaction Bonus Recipient is involuntarily terminated without Cause or such Person voluntarily resigns with Good Reason. With respect to any Earn-Out Payments with respect to such Transaction Bonuses payable to a Transaction Bonus Recipient in accordance with the terms of Section 2.7, such payments shall be forfeited by a Transaction Bonus Recipient if, prior to the end of the applicable Earn-Out Period, such Person’s employment with the Company or an Affiliate of the Company is involuntarily terminated for Cause or such Person voluntarily resigns without Good Reason (as such terms are defined in the Transaction Bonus Agreement), and such forfeited payment amount shall be distributed pro rata amongst the other Seller Parties based upon their respective Transaction Percentages, with such Transaction Percentages calculated on a pro forma basis without taking into account the Transaction Percentage otherwise attributable to such payments.

Section 2.7Earn-Out Payments.

(a)Proposed Earn-Out Statement.  As consideration in addition to the Initial Purchase Price, following each Earn-Out Period, as promptly as practicable, but not later than 30 days after the receipt of the audited financial statements for the second fiscal year included in such Earn-Out Period, the Buyer shall deliver to the Sellers’ Representative a written statement (each, a “Proposed Earn-Out Statement”)

setting forth the Buyer’s determination of (i) the Average Revenue and (ii) the Average EBITDA for such Earn-Out Period, and based on such calculations, the Buyer’s proposed calculation of the Earn-Out Payment for such Earn-Out Period.  Following delivery of a Proposed Earn-Out Statement, the Buyer shall provide the Sellers’ Representative with supporting documentation for such Proposed Earn-Out Statement that the Sellers’ Representative may reasonably request, insofar as the requested information relates to the preparation of the Earn-Out Statement and provided that such access and cooperation shall be in a manner that does not unreasonably interfere with the Company’s normal business operations.  The Average Revenue, Average EBITDA and Earn-Out Payment for each Earn-Out Period, as finally determined pursuant to a Final Earnout Statement in accordance with this Section 2.7, shall be deemed to be the final and binding calculations of the Average Revenue, Average Brand EBITDA and Earn-Out Payment, respectively, for such Earn-Out Period for all purposes of this Agreement.

(b)Earn-Out Dispute Resolution.  Within 30 days after the Sellers’ Representative’s receipt of a Proposed Earn-Out Statement (the “Earn-Out Review Period”), the Sellers’ Representative shall deliver to the Buyer a written statement either accepting such Proposed Earn-Out Statement or specifying any objections thereto in reasonable detail (an “Earn-Out Notice of Disagreement”), which objections shall be limited to (i) the failure of the calculations set forth on the applicable Proposed Earn-Out Statement to be prepared in a manner consistent with the applicable defined terms of Earn-Out Payment, Average Revenue or Average EBITDA, (ii) factual, accounting or mathematical inaccuracies or errors in the computation of any amount set forth on the applicable Proposed Earn-Out Statement and/or (iii) a breach of Section 2.7(f) or Section 2.7(g).  If the Sellers’ Representative does not deliver an Earn-Out Notice of Disagreement within such 30‑day period, then the Proposed Earn-Out Statement shall become final and binding upon all parties.  If the Sellers’ Representative delivers an Earn-Out Notice of Disagreement within such 30‑day period, then the Sellers’ Representative and the Buyer shall negotiate in good faith for 15 days following the Buyer’s receipt of such Earn-Out Notice of Disagreement to resolve such objections. Any such objections that the Buyer and the Sellers’ Representative are unable to resolve during such 15-day period is referred to as a “Earn-Out Dispute”. During such period, the Buyer and the Sellers’ Representative and their respective agents shall each have reasonable access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the applicable Proposed Earn-Out Statement and the applicable Earn-Out Notice of Disagreement, as the case may be, in addition to any other documentation reasonably requested, and Buyer shall make available during normal working hours upon reasonable prior notice a designee of Buyer knowledgeable about the information used in, and the preparation of, the Proposed Earn-Out Statement; provided, that such access will be subject to the execution of any applicable customary access letters required by accountants.  After such 15-day period, any matter set forth in the Proposed Earn-Out Statement that is not an Earn-Out Dispute shall become final and binding upon all parties.  If the Buyer and the Sellers’ Representative are unable to resolve all objections during such 15-day period, then any Earn-Out Disputes, and only such Earn-Out Disputes, shall be resolved by the  Accounting Firm.  The Accounting Firm shall be instructed to resolve any Earn-Out Disputes in accordance with the terms of this Agreement within 30 days after its appointment.  The resolution of such Earn-Out Disputes by the Accounting Firm (i) shall be set forth in writing; (ii) shall be within the minimum and maximum range of dispute between the Buyer and the Sellers’ Representative; (iii) shall constitute an arbitral award; and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Upon delivery of such resolution, the Proposed Earn-Out Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(c)Final Earn-Out Statement.  A Proposed Earn-Out Statement shall become a “Final Earn-Out Statement” on the earlier of (i) the first day following the end of the applicable Earn-Out Review Period, if an Earn-Out Notice of Disagreement has not been delivered to the Buyer by the Sellers’ Representative, (ii) the date upon which the Sellers’ Representative acknowledges in writing that it has no objections to a Proposed Earn-Out Statement, (iii) the date of resolution of all matters set forth in the applicable Earn-Out Notice of Disagreement pursuant to Section 2.7(b) and (iv) the date upon which the Accounting Firm reaches a final, binding resolution of solely those matters specified in the applicable Earn-Out Notice of Disagreement pursuant to Section 2.7(b).  The date on which a Proposed Earn-Out Statement shall become a Final Earn-Out Statement pursuant to the immediately foregoing sentence is referred to as a “Final Earn-Out Determination Date”.

(d)Earn-Out Dispute Resolution Expenses.  The Buyer and the Sellers’ Representative (on behalf of the Seller Parties) shall each pay their own costs and expenses incurred in connection with the Earn-Out Dispute Resolution procedure.  The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by the Buyer and the Sellers’ Representative (on behalf of the Seller Parties) based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm.  For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Sellers’ Representative’s position, 60% of the costs of its review would be borne by the Buyer and 40% of the costs would be borne by the Sellers’ Representative (on behalf of the Seller Parties).

(e)Payment of Earn-Out Payment.  No later than the tenth Business Day following the Final Earn-Out Determination Date for any Earn-Out Payment, subject to any adjustments pursuant to Section 2.7(f), the Buyer shall pay, or cause to be paid, the amount of the Earn-Out Payment (if positive) for such Earn-Out Period (i) to NewCo (for further distribution to the other Sellers in accordance with their respective Transaction Percentages), (ii) the Company for further distribution to the holders of Options and Transaction Bonus Recipients who are current or former employees of the Company, through the Company’s normal payroll procedures, in accordance with their respective Transaction Percentages, and (iii) holders of Options and Transaction Bonus Recipients who are not current or former employees of the Company, in accordance with their respective Transaction Percentages, in each case, to an account or accounts designated by NewCo, the Sellers’ Representative, or the Company, as applicable; provided, however, that in the case of clauses (ii) and (iii), such Earn-Out Payments shall, in each case, be net of any required Tax withholding.  Notwithstanding anything to the contrary contained herein, the aggregate amount of Earn-Out Payment actually paid or payable for all Earn-Out Periods shall not exceed the Maximum Earn-

Out Amount.  For the avoidance of doubt, if any Earn-Out Payment is negative, the Sellers, holders of Options and Transaction Bonus Recipients shall not owe any amounts to the Buyer. Any amount paid in respect of the Earn-Out Payment pursuant to this Section 2.7(e) shall be treated by the parties as (x) in the case of amounts paid to NewCo, an adjustment to the Initial Purchase Price for Tax purposes, except to the extent of any imputed interest required by the Code and Treasury Regulations and (y) with respect to amounts paid to holders of Options and Transaction Bonus Recipients, compensation, and the Buyer agrees to report such payments for Tax purposes in a manner consistent with foregoing, except to the extent required by a change in applicable Law occurring after the date hereof or pursuant to a final determination within the meaning of Section 1313 of the Code (or any comparable provision of state or local Law).  Notwithstanding the foregoing, the Buyer and the Sellers’ Representative acknowledge they may from time to time discuss settling the amount and payment of the Earn-Out Payment prior to any Final Earn-Out Determination Date, in the Buyer’s and the Sellers’ Representative’s sole and absolute discretion.

(f)Earn-Out Period Operations.  The Buyer hereby covenants and agrees that, during the period commencing on the Closing Date and ending on January 31, 2023, (i) the Buyer shall not take or cause to be taken any action with the intent to reduce the amount the Earn-Out Payment by reducing Average Revenue or Average EBITDA which is not otherwise a good faith action motivated by legitimate business objectives of Buyer other than reducing Average Revenue or Average EBITDA and (ii) Buyer shall operate the Business in a commercially reasonable manner.

(g)Change of Control. In the event that after the Closing and prior to the end of the applicable Earn-Out Period there is a Change of Control of Buyer, and Buyer is not the successor entity, then Buyer shall cause the acquirer in such Change of Control to assume in full all remaining Earn-Out obligations and covenants of Buyer during such remaining Earn-Out Period, pursuant to this Section 2.7. For purposes hereof, a “Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events:  (i) a merger, consolidation, reorganization or similar business combination transaction involving the Buyer in which the holders of all of the outstanding equity interests of the Buyer immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction outstanding equity interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction in which a majority of the Buyer’s voting securities are transferred to any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”), that were not directly or indirectly (including through Affiliates), beneficially or of record, equity holders of Buyer prior to the consummation of such transaction; or (iii) the consummation of the sale of all or substantially all of the assets of the Buyer and its Subsidiaries, taken as a whole, to any Group, other than such a sale to a Group in which the equity holders of the Buyer, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.

Section 2.8Withholding. Each of the Buyer and the Company shall be entitled to deduct and withhold from any amounts otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold under any provision of any Tax Law.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9Purchase Price Allocation.

(a)The Buyer shall present a draft of the Allocation (the “Proposed Allocation”) in accordance with the methodology set forth in Schedule 2.9 to the Sellers’ Representative for review within thirty (30) Business Days of the final determination of the Purchase Price under Section 2.4.  Unless Sellers’ Representative notifies the Buyer of an objection as provided in this Section 2.9, at the close of business on the fifteenth (15th) Business Day after delivery of the Proposed Allocation, the Proposed Allocation shall become the Allocation.  The Sellers’ Representative shall notify Buyer of any objection to the Proposed Allocation within fifteen (15) Business Days of the delivery of the Proposed Allocation.  The Buyer and the Sellers’ Representative shall negotiate in good faith and use their commercially reasonable efforts to resolve any differences for a period of ten (10) Business Days after delivery of such notice by the Sellers’ Representative.  If the Buyer and the Sellers’ Representative reach agreement amending the Proposed Allocation, the Proposed Allocation, as amended by such agreement, shall become binding upon the Buyer and the Sellers’ Representative and shall be the Allocation.  If the Buyer and the Sellers’ Representative cannot mutually agree on the appropriate allocation within the ten (10) day time limit set forth in this Section 2.9, then the Buyer and the Sellers’ Representative shall submit the Proposed Allocation to the Accounting Firm, solely for the purposes of resolving such dispute.  The costs of the services of the Accounting Firm shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand.  The Buyer, the Sellers and their respective Affiliates shall prepare and file all Tax Returns in all respects and for all purposes consistent with the Allocation as finally determined pursuant to this Section 2.9 and shall not make any inconsistent statement or adjustment on any Tax Return unless required by applicable Law, or otherwise take any Tax position inconsistent with the Allocation (including in audits), absent a “determination” within the meaning of Section 1313 of the Code to the contrary.

(b)In the event that there is any adjustment to the Purchase Price pursuant to this Agreement, the Allocation shall be adjusted as appropriate to reflect any such adjustment and such allocation, as revised, shall be the Allocation.

Article III

THE CLOSING

Section 3.1Closing; Closing Date. The closing of the sale and purchase of the Interests contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m. local time, on the second Business Day after the date that all of the conditions to the Closing set forth in Articles IX and X (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) shall have been satisfied or waived in writing by the party entitled to waive the same, or at such other time or date that the Sellers’ Representative and the Buyer may agree in writing; provided, that the Closing shall not occur prior to October 1, 2018, unless otherwise notified in writing by Buyer to Seller at least two Business Days prior to the applicable Closing Date. The date upon which the Closing occurs is referred to as the “Closing Date”.

Section 3.2Transactions to Be Effected at Closing. At the Closing, the following transactions shall be effected by the parties:

(a)NewCo or the Company shall deliver to the Buyer (in form and substance reasonably acceptable to the Buyer):

(i)appropriate instruments of transfer with respect to the Interests;

(ii)each of the documents, certificates and items required to be delivered by the Sellers pursuant to Article IX;

(iii)the certificates required to be delivered by the Sellers pursuant to Section 8.6;

(iv)evidence of the termination of each agreement required to be terminated pursuant to Section 7.13;

(v)true and complete copies of all of the documents relating to the Reorganization duly executed by the Sellers, NewCo, the Company and their respective Affiliates, as applicable, in form and substance reasonably acceptable to the Buyer; and

(vi)the resignations required to be delivered pursuant to Section 7.14.

(b)The Buyer shall:

(i)pay to NewCo (for further distribution to the other Sellers in accordance with their respective Transaction Percentages and the provisions of Article II), by wire transfer of immediately available funds to a bank account designated in writing by NewCo at least two Business Days before the Closing Date, an amount equal to the portion of the Estimated Purchase Price payable to NewCo pursuant to Section 2.1, which payment shall constitute full satisfaction of the Buyer’s obligations arising at the Closing under Section 2.1 with respect to the Initial Purchase Price;

(ii)pay to (a) the Company (for further distribution to the holders of Options and Transaction Bonus Recipients who are current or former employees of the Company, through the Company’s normal payroll procedures) and (b) holders of Options and Transaction Bonus Recipients who are not current or former employees of the Company, in each case in accordance with their respective Transaction Percentages and the provisions of Article II, by wire transfer of immediately available funds to a bank account designated in writing by such Persons or the Company, as applicable, at least two Business Days before the Closing Date, an amount equal to the portion of the Estimated Purchase Price payable to such Persons pursuant to Section 2.6, which payment shall constitute full satisfaction of the Buyer’s obligations arising at the Closing under Section 2.6 with respect to the Initial Purchase Price;

(iii)deposit the Indemnity Escrow Amount into the Indemnity Escrow Account;

(iv)deposit the Adjustment Escrow Amount into the Adjustment Escrow Account;

(v)deposit the Second Escrow Amount in the Second Escrow Account;

(vi)deposit the First Escrow Amount in the First Escrow Account;

(vii)pay, or cause to be paid, on behalf of the Company, the Closing Transaction Expenses by wire transfer of immediately available funds or as otherwise directed by the Company; provided, that, any amounts payable to Service Providers shall be paid to the Company for processing through payroll;

(viii)pay, or cause to be paid, on behalf of the Company all of the Funded Indebtedness in accordance with the Pay-Off Letters; and

(ix)deliver each of the documents, certificates and items required to be delivered by the Buyer pursuant to Article X.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules, each Seller represents and warrants to the Buyer as follows:

Section 4.1Requisite Power & Due Authorization.  Such Seller has the requisite power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted.  Such Seller has legal capacity to execute and deliver each Transaction Document to which such Seller is or will be a party and to consummate the Contemplated Transactions, and no other proceeding, consent or authorization on the part of such Seller is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions.  Each Transaction Document to which such Seller is or will be a party has been or will be duly and validly executed and delivered by such Seller and constitutes, or will constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.2No Conflict. The execution and delivery by such Seller of each Transaction Document to which such Seller is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a)breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which such Seller is a party or by which any of such Seller’s assets are bound;

(b)assuming compliance with the matters addressed in Section 4.3, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to such Seller;

(c)violate or conflict with the Organizational Documents of the Sellers; or

(d)result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of such Seller.

Section 4.3No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by such Seller with respect to such Seller’s execution or delivery of any Transaction Document to which such Seller is or will be a party or the consummation of the Contemplated Transactions, other than compliance with any applicable requirements of the HSR Act.

Section 4.4Litigation. There are no pending or, to the Knowledge of such Seller, threatened Actions before or by any Governmental Authority against such Seller that would reasonably be expected to adversely affect or restrict the ability of such Seller to enter into and perform such Seller’s obligations under any Transaction Document to which such Seller is or will be a party.  Such Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of such Seller to consummate fully the Contemplated Transactions.

Section 4.5Title to Capital Stock.

(a)After giving effect to the Reorganization, the Company Shareholders shall own 100% of the outstanding Capital Stock of NewCo (excluding the Options set forth on Schedule 5.6.

(b)Exhibit A sets forth such Company Shareholder’s record ownership of the Interests as of the date hereof and immediately prior to the Reorganization.  Other than the Interests set forth opposite such Seller’s name on Exhibit A, such Seller holds no other Capital Stock of the Company.  Such Seller has good and valid title to the Interest sets forth opposite such Seller’s name on Exhibit A, free and clear of all Liens.  At the Closing, (i) NewCo will have good and valid title to the Interests, free and clear of all Liens and (ii) the Interests will pass to the Buyer, free and clear of any Liens.  The Interests set forth opposite such Seller’s name on Exhibit A are not subject to any Contract restricting or otherwise relating to the voting, distribution rights or disposition of such Interests.  After the consummation of the Contemplated Transactions, no Seller nor NewCo will hold any Capital Stock of the Company.

Section 4.6Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the Contemplated Transactions based upon any arrangements or Contract made by such Seller or any of its Affiliates.

Section 4.7Reliance. The Sellers acknowledge and agree that the Buyer is relying on the representations and warranties set forth in Articles IV and V in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

Article V

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Disclosure Schedules (each of which disclosures in order to be effective as an exception to the representations and warranties contained in any Section of this Article IV, shall (a) clearly indicate such Section and, if applicable, the Subsection of this Article IV to which such disclosure relates or (b) upon a reading thereof without any independent knowledge of the subject matter thereof, is reasonably apparent on its face to apply to such Section), the Sellers, jointly and severally, represent and warrant to the Buyer as of the date hereof as follows:

Section 5.1Company Organization.

(a)As of the date hereof, the Company has been duly incorporated and is validly existing and in good standing under the laws of the State of California.  The Company has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The Company is duly licensed or qualified and in good standing as a foreign corporation or other legal entity, as applicable, in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have, and would not be reasonably be expected to have, a Material Adverse Effect on the Company or the ability of the Company to enter into this Agreement or consummate the Contemplated Transactions.  The Company has made available to the Buyer a true and complete copy of its Organizational Documents, each as in effect on the date hereof.

(b)As of the Closing Date, NewCo was formed to effect the Reorganization and for the other purposes expressly contemplated by this Agreement (including owning the Interests), in each case, in accordance with the terms of this Agreement.

(c)As of immediately prior to the Closing (i) NewCo has not conducted any business or operations other than in connection with the transactions contemplated by this Agreement (including the Reorganization); and (ii) except for the administrative costs and expenses incurred in its organization, or arising under or in connection with this Agreement and the transactions contemplated by this Agreement (including the Reorganization), NewCo has no assets, Liabilities, or employees except for the ownership of the Interests.

Section 5.2Due Authorization. Each of the Company and NewCo has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions.  The execution and delivery by the Company and NewCo of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors or equivalent governing body of the Company and NewCo, as applicable, and no other proceeding, consent or authorization on the part of the Company or NewCo is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions.  Each Transaction Document to which the Company or NewCo is or will be a party, has been or will be duly and validly executed and delivered by the Company and NewCo, as applicable, and constitutes, or will constitute, a legal, valid and binding obligation of the Company and NewCo, as applicable, enforceable against the Company and NewCo, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3No Conflict. The execution and delivery by the Company and NewCo of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a)breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any Material Contract;

(b)assuming compliance with the matters addressed in Section 5.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Company or NewCo;

(c)violate or conflict with the Organizational Documents of the Company or NewCo; or

(d)result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Company or NewCo.

Section 5.4No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by the Company or NewCo with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions, other than compliance with any applicable requirements of the HSR Act.

Section 5.5Litigation; Orders. Except as set forth on Schedule 5.5, there are no pending or, to the Knowledge of the Company, threatened material Actions before or by any Governmental Authority or by any other Person against the Company.  There are no pending or, to the Knowledge of the Company, threatened material Actions by any Governmental Authority or by any other Person against any officer, director or employee of the Company, in their capacities as such or any other Person with respect to which the Company has or could reasonably be expected to have an indemnification obligation.  The Company is not subject to any outstanding Order that is material to the Company or prohibits or otherwise restricts the ability of the Company to consummate fully the Contemplated Transactions.

Section 5.6Capitalization. Schedule 5.6 sets forth a true and complete list of the authorized, issued and outstanding Capital Stock of the Company as of the date hereof and immediately prior to and after giving effect to the Reorganization.  The issued and outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights in respect thereto.  Except as set forth on Schedule 5.6, there is no other Capital Stock of the Company authorized, issued, reserved for issuance or outstanding.  Except as set forth on Schedule 5.6, there are no outstanding or authorized stock options, restricted stock, restricted stock units, stock appreciation, phantom stock, profits interests, profit participation or similar rights with respect to the Capital Stock of the Company.  The Company does not have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter.  There are no Contracts to which the Company is a party or by which the Company is bound to (a) repurchase, redeem or otherwise acquire any Capital Stock of the Company or

(b) vote or dispose of any Capital Stock of the Company.  No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of the Company.  The Options being canceled pursuant to Section 2.6 and the Interests being acquired by the Buyer pursuant hereto represent, in the aggregate, all of the issued and outstanding Capital Stock of the Company. There are no declared and unpaid dividends or other distributions with respect to the Capital Stock of the Company.

Section 5.7Subsidiaries. The Company does not own, directly or indirectly, any Capital Stock or debt securities of any Person.

Section 5.8Financial Statements.

(a)Schedule 5.8 sets forth a true and complete copy of each of (a) the Company’s unaudited balance sheet (the “Interim Balance Sheet”) as of June 30, 2018 (the “Interim Balance Sheet Date”) and June 30, 2017 and the related statements of income and cash flows for the six-month period ended on each such date (together with the Interim Balance Sheet, the “Interim Financial Statements”) and (b) the Company’s audited balance sheets (the “Audited Balance Sheet”) and statements of income and cash flows for the fiscal year ended December 31, 2017 (together with the Audited Balance Sheet, the “Audited Financial Statements”).  The Audited Financial Statements and the Interim Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.”  Except as set forth on Schedule 5.8, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures and (ii) changes resulting from customary year-end adjustments.

(b)The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied.

Section 5.9No Undisclosed Liabilities. There are no Liabilities of or with respect to the Company whether or not they are required to be set forth in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (a) Liabilities specifically disclosed and adequately reflected in the Financial Statements, (b) Liabilities for performance under Material Contracts listed on Schedule 5.12(a) (excluding any Liability for breach)  (c) Liabilities that are not in excess of $10,000 individually and (d) Transaction Expenses.

Section 5.10Absence of Certain Developments.

(a)Since the date of the latest Audited Balance Sheet through the date of this Agreement, the Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business and the Company has not taken any action which, if taken after the date hereof, would require the consent of the Buyer pursuant to Section 7.1.

(b)Since the date of the latest Audited Balance Sheet, there has not been any Material Adverse Effect and no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.11Taxes.

(a)All income and all other material Tax Returns required to be filed by or with respect to the Company have been properly prepared and timely filed.  All such Tax Returns (including information provided therewith or with respect thereto) are true and complete in all material respects.

(b)The Company has fully and timely paid all material Taxes owed by it (whether or not shown on any Tax Return of the Company) and has made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date hereof.  The Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all material Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such Financial Statements.  Since the Interim Balance Sheet Date, the Company has not incurred any Tax Liabilities, other than for Taxes relating to the ordinary course of business conducted by the Company consistent with past practice.

(c)The Company has made available to the Buyer true, correct and complete copies of all income and all other material Tax Returns, examination reports and statements of deficiencies for the Company for taxable periods or transactions consummated for which the applicable statutory periods of limitations have not expired.

(d)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company for any taxable period.  No request for any such waiver or extension is currently pending.

(e)No audit or other Action by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company.  No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Company.  No claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  All deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled or properly reflected in the Financial Statements.

(f)There are no Liens for Taxes upon the assets or properties of the Company, except for statutory Liens for current Taxes not yet due.

(g)The Company has not (i) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law); nor (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of any Tax Law) and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of any Tax Law).

(h)The Company is not a party to any Contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”) nor has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax Returns of which the Company is the common parent) under Treasury Regulation Section 1.1502‑6, Treasury Regulation Section 1.1502‑78 or similar provision of any Tax Law, as a transferee or successor, pursuant to a Contract or otherwise.

(i)The Company has withheld (or will withhold) from its present and former employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws.  The Company has complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(j)The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions by this Agreement.

(k)The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period for any reason, including as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction between the Company, on the one hand, and the Sellers or any Affiliate of the Sellers, on the other hand (other than the Company) occurring at or prior to the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election by the Company under Section 108(i) of the Code.

(l)Any adjustment of Taxes of the Company made by the IRS, which adjustment is required to be reported to the appropriate Governmental Authorities, has been so reported.

(m)The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of any Law. The Company is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(n)The Company has been a validly electing “S” corporation (an “S Corporation”) within the meaning of Sections 1361 and 1362 of the Code (and under any similar provision of state, local, or non-U.S. Tax Law) at all times during its existence, and the Company will be an S Corporation through the date on which the Reorganization occurs.

(o)No power of attorney has been granted by any Seller or the Company with respect to any matter relating to Taxes of the Company, which power of attorney is currently in force.

(p)This Section 5.11 constitutes the exclusive representations and warranties of the Company with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based solely on the representations made in this Section 5.11 and shall not be based on the representations set forth in any other provision of this Agreement.

Section 5.12Contracts.

(a)Schedule 5.12(a)  sets forth a true and complete list of all Material Contracts that are currently in effect as of the date hereof.  “Material Contracts” means any Contract to which the Company is a party and which falls within any of the following categories:

(i)any Contract that the Company reasonably anticipates will involve payments or consideration of more than $50,000 individually or $150,000 in the aggregate in the calendar year ending December 31, 2018 for goods and services furnished by or to the Company;

(ii)any Contract relating to Indebtedness of the Company, or any Contract under which the Company has advanced or loaned an amount to any Person, other than trade credit in the ordinary course of business;

(iii)any Contract relating to the title to, or ownership, lease, use, sale, exchange or transfer of, any leasehold or other interest in any real or personal property;

(iv)any Contract under which the Company would incur any change-in-control payment or similar compensation obligations to any current or former Service Providers by reason of any Transaction Document or the Contemplated Transactions; any employment agreement, consulting agreement, offer letter, or other Contract with any Service Provider that is not terminable without advance notice, severance, or other penalty; any severance or separation Contract with any current or former Service Provider; or any collective bargaining, labor or similar Contract entered into by the Company; or any stock option, stock purchase, stock appreciation or other equity incentive compensation plan;

(v)any Contract which purports to limit or restrict the ability of the Company or any Affiliate of the Company to enter into or engage in any market or line of business or that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location; any material non-solicitation Contracts; or any joint venture, partnership or limited liability company Contract;

(vi)any Contract with any current or former officer, director, holder of Capital Stock of the Company, with any Related Party of any of the foregoing or with any Affiliate of any such Related Party (excluding Contracts in respect of the grant or issuance of equity in the Company that do not contain any indemnification or other material outstanding obligations);

(vii)any Contract for the sale, transfer or acquisition of any of the assets, Capital Stock or businesses of the Company (other than, in the case of sales or transfers of assets, in the ordinary course of business) or for the grant to any Person of any preferential rights to purchase any of the assets, Capital Stock or businesses of the Company under which there are material outstanding obligations;

(viii)any distribution agreements;

(ix)any IP License, other than non-disclosure agreements, agreements with the Company’s employees and contractors, and non-exclusive licenses granted by the Company to its customers, in each of the foregoing cases, entered into in the ordinary course of business, and agreements for generally commercially available off-the-shelf Software licenses available on non-discriminatory pricing terms and that provide for one-time or annual license, maintenance, support and other fees of $50,000 or less individually and $150,000 or less in the aggregate;

(x)any Contract for capital expenditures involving payments of more than $50,000 individually or $150,000 in the aggregate, in each case under which there are material outstanding obligations;

(xi)any Contract under which the Company has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business; or

(xii)any Contract entered into in the past three years involving any resolution or settlement of any actual or threatened Action either with a value of greater than $100,000 or which imposes material continuing obligations on the Company.

(b)The Company has made available to the Buyer a true and complete (i) copy of each written Material Contract and (ii) written summary of all of the material terms and conditions of each oral Material Contract.

(c)Each Material Contract is a valid and binding obligation of the Company, is in full force and effect and is enforceable against the Company, and to the Knowledge of the Company, against the other parties thereto, subject to the Enforceability Exceptions.  The Company is not in material breach, violation of or default under any Material Contract.  No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Company under any Material Contract or, to the Knowledge of the Company, the other parties thereto.

Section 5.13Customers and Suppliers

(a).  Schedule 5.13 sets forth a true and complete list of (i) each customer of goods and services of the Company that the Company reasonably anticipates will account for $250,000 or more of revenue in calendar year 2018 and (ii) each supplier of goods and services to the Company that the Company reasonably anticipates will account for $250,000 or more of expenses in calendar year 2018.  Except as set forth on Schedule 5.13, as of the date hereof, no Person set forth on Schedule 5.13(a) has, to the Knowledge of the Company, threatened to cancel or otherwise terminate or intends to cancel or otherwise terminate, the relationship of such Person with the Company or (b) has materially modified or decreased materially or, to the Knowledge of the Company, threatened to materially modify or decrease materially or limit materially or intends to materially modify its relationship with the Company or intends to decrease materially its purchases from, or services or supplies to, the Company.  To the Knowledge of the Company, none of the execution, delivery or performance of any Transaction Documents to which it is or will be a party will adversely affect the relationship of the Company with any Person set forth on Schedule 5.13.

Section 5.14Intellectual Property.

(a)All Intellectual Property owned, used or held for use in the operation of the business of the Company (the “Company Intellectual Property”) is either (i) Owned Intellectual Property or (ii) is used by the Company pursuant to a valid IP License or other right (the “Licensed Intellectual Property”), in each case, free and clear of all Liens (other than non-exclusive licenses of Owned Intellectual Property granted by the Company to its customers in the ordinary course of business).  The Company Intellectual Property is sufficient for the Buyer to carry on the business of the Company from and immediately following the Closing in all material respects as presently carried on by the Sellers and their Affiliates, consistent with the past practice of the Sellers and their Affiliates with respect to the business of the Company.

(b)Schedule 5.14(b) sets forth a true and complete list of all Owned Intellectual Property that is (i) registered, issued or the subject of a pending application with a Governmental Authority or (ii) is a domain name registration or social media account identifiers).  All of the registrations, issuances and applications of Owned Intellectual Property set forth on Schedule 5.14(b) are valid and in full force and effect and up to date on payment of fees and maintenance filings.  Upon the Closing, the Company will continue to own all right, title and interest in and to the Owned Intellectual Property and will have the right to use all Licensed Intellectual Property on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

(c)The Company has taken commercially reasonable actions to maintain and protect their rights in and to the Company Intellectual Property, including taking all necessary precautions to protect the secrecy, confidentiality and value of their trade secrets.

(d)The conduct of the business of the Company does not currently and during the past three years has not misappropriated, infringed or otherwise materially violated any Intellectual Property or other proprietary rights of any other Person.  There is no Action pending or, to the Knowledge of the Company, threatened that alleges such misappropriation, infringement or violation or challenging the Company’s rights in any Company Intellectual Property and, to the Knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action.  To the Knowledge of the Company, no Person is currently or has during the past three years infringed, misappropriated or otherwise materially violated the Company’s rights in the Company Intellectual Property.

(e)Except as set forth on Schedule 5.14(e) or as already disclosed in the Disclosure Schedules, the Company is not aware of any active or pending trademark opposition or cancellation Actions initiated by or against the Company before the U.S. Trademark Trial and Appeal Board or a foreign trademark tribunal.

(f)Each current and past employee, officer or consultant or other Person involved in the development of any material Owned Intellectual Property has executed a valid and enforceable Contract with the Company that (i) conveys to the Company all right, title and interest in any and all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company, (ii) requires such Person to cooperate with the Company in the prosecution of any patent applications filed in connection with such Intellectual Property and (iii) obligates such Person to maintain the confidentiality of the confidential information and trade secrets of the Company, both during and after the term of employment or Contract.

(g)The Company has taken commercially reasonable actions necessary to protect confidentiality, integrity and security of the IT Assets under its control (including Personal Data stored therein or transmitted thereby) from loss, unauthorized access or misuse, and there has been no failure, breach or unauthorized access to any such IT Assets or Personal Data in their possession or control.  The IT Assets: (i) are sufficient for the current operations of the Company, (ii) operate in conformance with their documentation and without any material defect, unavailability, error, virus or malware and (iii) will, to the Knowledge of the Company, operate and continue to be accessible to users on substantially the same availability basis after the Closing as available prior to the Closing.

(h)The Company has a privacy policy regarding the collection, use, storage and transfer of Personal Data in the operation of their businesses. The Company is and has at all times been in compliance with such privacy policy and, the Company regularly monitors developments and changes to the legal and regulatory landscape and makes commercially reasonable efforts to maintain compliance. To the

Knowledge of the Company, the Company is and has been in compliance with all applicable Laws, Orders and contractual obligations relating thereto. The execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions will not (i) violate such privacy policy as it currently exists or it existed at any time during which Personal Data was collected or obtained by the Company, (ii) require notice to or consent from any data subjects or third parties regarding the continued use of Personal Data by or on behalf of the Company in its business or (iii) result in the forfeiture or loss of any Personal Data.  Upon the Closing, the Company will continue to have the right to use such Personal Data on identical terms and conditions as the Company enjoyed immediately prior to the Closing.  No Actions are pending or, to the Knowledge of the Company, threatened against the Company relating to the collection or use of Personal Data.

Section 5.15Property.

(a)Except as set forth on Schedule 5.15(a) or for assets disposed of in the ordinary course of business since December 31, 2017, the Company owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the balance sheet included in the Interim Financial Statements, free and clear of all Liens, except for Permitted Liens.

(b)Schedule 5.15(b) sets forth a true and complete list of all Contracts under which the Company leases, subleases, licenses or otherwise occupies real property (each, a “Lease” and collectively, the “Leases”, and each description of the real property demised under the Leases, a “Leased Property” and collectively the “Leased Properties”).  Prior to the date hereof, the Company has made available to the Buyer a true, correct and complete copy of each Lease, including all amendments, extensions, renewals, guaranties and other agreements relating to each Lease.  Each Lease constitutes the entire agreement between the Company and each landlord or sublandlord with respect to the Leased Properties.  Each Lease is a valid and binding obligation of the  Company, is in full force and effect and is enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, subject to the Enforceability Exceptions, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in material breach, violation or default under any Lease and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or, to the Knowledge of the Company, any other party thereto.  The Company has good and valid leasehold title to each Leased Property free and clear of any Liens other than Permitted Liens.  Except as set forth in Schedule 5.15(b), the Company has not subleased, licensed or otherwise granted to any Person the right to use or occupy any Leased Property or any portion thereof.

(c)The Company does not own any real property.

Section 5.16Sufficiency of Assets. The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property that are, individually or in the aggregate, material to the Company (the “Tangible Property”) are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use.  During the past three years there has not been any significant interruption of the operations of the business of the Company due to inadequate maintenance of the Tangible Property.  The Tangible Property is sufficient for the Buyer to carry on the business of the Company from and after the Closing Date in all material respects as presently carried on by the Sellers and their Affiliates, as applicable, consistent with the past practice of the Sellers with respect to the business of the Company.

Section 5.17Service Providers.

(a)Schedule 5.17(a) sets forth a true and complete list setting forth the name, position, job location, primary place of residence, salary or wage rate, commission status, bonus opportunity, date of hire, full- or part-time status and “exempt” or “non-exempt” status, for each employee of the Company, as of the date hereof.

(b)Schedule 5.17(b) sets forth a true and complete list setting forth the name, function or services provided, job location, compensation payable for 2018 and compensation paid in 2017, for each independent contractor, director or consultant of the Company as of the date hereof.

Section 5.18Labor Matters.

(a)The Company is, and has at all times been, in material compliance with all applicable Labor Laws.

(b)No Service Provider is (i) covered by a collective bargaining or any other labor-related Contract with any labor union, works council or labor organization, nor is any such Contract currently being negotiated or (ii) a leased employee or an outsourced employee.  There is no pending or, to the Knowledge of the Company, threatened, nor has there ever been, any organized effort or demand for recognition or certification or attempt to organize employees of the Company by any labor organization.  To the Knowledge of the Company, there is no pending nor threatened labor strike, walk-out, work stoppage, slowdown or lockout with respect to employees of the Company, and no labor strike, walk-out, work stoppage, slowdown or lockout has ever occurred.

(c)The Company is not the subject of, nor is there threatened or, to the Knowledge of the Company, pending, any Action asserting that the Company has committed an unfair labor practice, act of discrimination, or other similar complaints with respect to any current or former Service Provider.

(d)As of the date hereof, no employee of the Company has given notice, whether written or oral, to the Company that any such employee intends to terminate his or her employment with the Company.  To the Knowledge of the Company, no Service Provider is in any material respect in violation of any term of any employment contract, non-disclosure agreement or noncompetition agreement.  The Company has never breached any employment, consulting or severance Contract to which it is or was a party.

(e)The Company has not incurred any Liability under the WARN Act that remains unpaid or unsatisfied and no other activity that would give rise to a notice obligation under the WARN Act has been planned, contemplated or announced.

(f)Employees of the Company who are not citizens or permanent residents of the country in which they work have provided documentation to the Company reflecting their authorization under applicable United States or non-U.S. immigration Laws to work in his or her current position for the Company and a properly completed Form I-9 is on file with respect to each employee of the Company.

(g)The Company does not have any material Liability with respect to the misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to such Person’s status as a leased employee, or with respect to any such Person being improperly included or excluded from any Company Plan, nor has the Company had notice of any pending or, to the Knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning such classifications or Company Plan inclusions and/or exclusions.

Section 5.19Employee Benefit Plans.

(a)Schedule 5.19(a) sets forth a true and complete list of each Company Plan.

(b)With respect to each Company Plan, the Company has provided to the Buyer a true, current and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) the most recent documents constituting the Company Plan and any amendments thereto, (ii) each related trust agreement or other funding instrument, (iii) the most recent IRS determination or opinion letter, if applicable, (iv) the most recent summary plan description and summary of material modifications, (v) a summary of any proposed amendments or changes anticipated to be made to the Company Plan at any time within the 12 months immediately following the date of this Agreement, (vi) for the three most recent years (A) Forms 5500 and attached schedules, (B) annual financial statements and (C) actuarial valuation reports and (vii) for the three most recent years, all material, non-routine correspondence with the IRS, the DOL, the PBGC, the SEC or any other Governmental Authority regarding the operation or the administration of the Company Plan.

(c)The Company does not have any plan or Contract, whether legally binding or not, or has announced (orally or in writing) an intention, to create any additional Benefit Plans or, except as may be required by applicable Law or Order, to modify, suspend or terminate any Company Plan.

(d)Since its respective inception or effective date, each Company Plan has been established, administered, maintained, funded and operated in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. With respect to each Company Plan, all reports, returns, notices and other documentation require to have been filed with or furnished to the IRS, the DOL, the PBGC, the SEC or any other Governmental Authority or to the participants or beneficiaries of such Company Plan have been filed or furnished on a timely basis.

(e)Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, there are, to the Knowledge of the Company, no facts or circumstances that would reasonably be expected to cause the loss of such qualification.

(f)Each Company Plan subject to Section 409A of the Code is in compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder.

(g)No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Plan.  No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Company Plan.

(h)Neither the Company nor its ERISA Affiliates sponsors, maintains, contributes to or has any Liability in respect of, or has in the past six years sponsored, maintained, contributed to or had any Liability in respect of, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iii) a Multiemployer Plan, or (iv) any post-employment health, medical or life insurance for any Service Provider (except as may be required under COBRA or at the sole expense of the Service Provider).  No event has occurred and no condition exists that would, either directly or by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws or Orders.

(i)None of the execution and delivery of any Transaction Document, shareholder approval of any Transaction Document or the consummation of the Contemplated Transactions would reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any Service Provider, (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits (including Liability for any gross-up, make whole or other payment as a result of imposition of Taxes under Section 4999 or Section 280G of the Code), or (iv) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(j)With respect to each Company Plan (i) no Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, (iii) no audit or other Action by the DOL, the IRS or any other Governmental Authority is pending or, to the Knowledge of the Company, threatened (including any routine requests for information from the PBGC), and (iv) there are no audits or Actions initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to the Company Plan, including with respect to the Company Plan, compliance with or exemption from Section 409A of the Code.

(k)As of the date hereof, all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to be made under the terms of any Company Plan or in accordance with applicable Law have been timely made or have been properly accrued for or reflected on the Financial Statements in accordance with GAAP and all contributions or premium payments for any period ending on or prior to the Closing Date which are not yet due will, on or prior to the Closing, have been paid or accrued on the Financial Statements in accordance with GAAP.  All Liabilities of the Company in respect of the Company Plan (including workers compensation) that have not been paid as of the date hereof, have been properly accrued on the Financial Statements in compliance with GAAP.

(l)Each compensatory grant of an equity interest in the Company and all capital stock of the Company underlying each such grant is exempt from registration under the Securities Act of 1933, and each such grant complies with all applicable securities Laws, including state Laws.

Section 5.20Insurance. Schedule 5.20 sets forth a true and complete summary of all insurance policies maintained by the Company.  All such insurance policies and binders are valid, binding and in full force and effect and have terms and conditions, including amounts and scope of coverage, that are customary for companies in the same or similar lines of business and of similar size and financial condition.  The

Company has not received any notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of the Company, is the termination of any such policies or binders threatened.  There is no material Action pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders.  The Company has made available to the Buyer loss-runs for the last five years in respect of the Company.

Section 5.21Compliance with Laws.

(a)The Company has at all times been and is in compliance with all Laws and Orders to which the Company is subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be have a Material Adverse Effect.  The Company has not received notice, whether written or oral, from any Governmental Authority that the Company is not in compliance with any applicable Law or Order except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to have a Material Adverse Effect.

(b)The Company has been at all times and is in compliance with the United States Foreign Corrupt Practices Act of 1977 and any other anti-corruption or anti-bribery Laws of any jurisdiction where the Company does business.  The Company has at all times complied with all Laws relating to export control and trade sanctions or embargoes.  The Company has not violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

(c)The Company has obtained all of the material licenses necessary to permit the Company to own, operate, use and maintain its assets in the manner in which they are now owned, operated, used and maintained and to conduct its business as currently conducted (the “Company Licenses”).  Each Company License is valid and in full force and effect.  There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably to be expected to result in the termination, revocation, suspension or restriction of the Company License or the imposition of any fine, penalty, sanction or other Liability for violation of any Law or Order relating to the Company License.  Except as set forth in Schedule 5.21, none of the Company Licenses shall be affected in any manner by the consummation of the Contemplated Transactions.

(d)The Company, has been at all times and is in material compliance with all Export/Import Laws.  The Company has not received any notice, whether written or oral, from any Governmental Authority that the Company is not in material compliance with any Export/Import Laws.

Section 5.22Environmental Matters.

(a)No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Action or Order is pending or, to the Knowledge of the Company, threatened by any Person with respect to any matters relating to the Company relating to or arising out of any Environmental Law or Environmental Permit.

(b)There are no Liabilities of or relating to the Company of any kind whatsoever, including those relating to off-site disposal of or human exposure to Hazardous Substances, arising under or relating to any Environmental Law or Environmental Permit, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such Liability.

(c)The Company and its business, assets and operations are and have at all times been in compliance with all applicable Environmental Laws and the Company has obtained and is in compliance with all Environmental Permits required for its business, assets and operations.  Such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the Contemplated Transactions.

(d)(i) There has been no Release of Hazardous Substances with respect to any real property owned, operated or leased by the Company and (ii) the Company has not generated, treated, stored, released, transported or arranged for transportation or disposal of any Hazardous Substance at any location, in each case except in compliance with Environmental Laws and as would not reasonably be expected to result in Liability under Environmental Laws.

(e)Neither the Company nor any Seller with respect to the Company, has assumed or undertaken any Liability or obligation of any other Person with respect to Environmental Laws.

(f)There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any property or facility now or previously owned, leased or operated by the Company that is in the possession or control of the Sellers or the Company that has not been made available to the Buyer at least 30 days before the date hereof.

Section 5.23Accounts Receivable. All of the outstanding accounts receivable shown on the Financial Statements have been valued in accordance with GAAP and represent, as of the respective dates thereof, valid Liabilities arising from sales actually made or services actually performed, in each case, in the ordinary course of business.  All of the outstanding accounts receivable deemed uncollectible have been reserved against on the Financial Statements in accordance with GAAP.  The accounts receivable created since the date of the latest Audited Balance Sheet have been created in the ordinary course of business.  Since the date of the latest Audited Balance Sheet, the Company has not canceled, or agreed to cancel, in whole or in part, any accounts receivable except in the ordinary course of business.

Section 5.24Inventory. Except as set forth on Schedule 5.24, all inventory reflected on the Financial Statements consists of a quality and quantity usable in the business of the Company consistent with past practices and have been valued in accordance with GAAP.  All of the inventory deemed obsolete, excessive or below-standard quality have been reserved against, written off or written down to net realizable value on the Financial Statements and valued in accordance with GAAP.

Section 5.25Affiliate Transactions. None of the Sellers, any Affiliate of any Seller, any current or former officer, director, holder of Capital Stock or Affiliate of the Company and any Related Party of any of the foregoing Persons is a party to or the beneficiary of any Contract with the Company or owns or has any interest in any property used by the Company.

Section 5.26Brokers. Except for the fees, costs and expenses set forth on Schedule 5.26, which will be paid by the Company at or prior to the Closing and shall be deemed a Transaction Expense hereunder if not so paid by the Company prior to Closing, there are no claims for brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments in connection with the Contemplated Transactions based on any arrangement or Contract made by or on behalf of the Company.

Section 5.27Recalls; Product Liability.

(a)Schedule 5.27(a) identifies each product recall (whether voluntary or compulsory) and the circumstances surrounding each recall, involving any products of the Company in the past three years.  No product manufactured, sold, leased, licensed or delivered by the Company is currently subject to a recall required by any Governmental Authority and the Company does not have any plans to initiate a voluntary product recall.

(b)Except as set forth on Schedule 5.27(b)(i), there are no existing or, to the Knowledge of the Company, threatened, product Liability, warranty or other similar claims against the Company or otherwise alleging that any product of the Company is defective or fails to meet any product or service warranties or guaranties. Schedule 5.27(b)(ii) lists all of the proceedings that the Company has settled in the past three years that is against or involving the Company concerning any product of such Company manufactured, shipped, sold or delivered by or on behalf of the Company relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any such product.

Section 5.28Exclusivity of Representations and Warranties. Except as expressly set forth in this Article V and in Article IV, neither the Company nor any Person on behalf of the Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of the Company or the Company’s business, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and any other such representations and warranties are hereby expressly disclaimed.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Disclosure Schedules, the Buyer represents and warrants to the Sellers as follows:

Section 6.1Corporate Organization. The Buyer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York.  The Buyer has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Buyer to enter into this Agreement or consummate the Contemplated Transactions.

Section 6.2Due Authorization. The Buyer has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions.  The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors of the Buyer, and no other proceeding, consent or authorization on the part of the Buyer is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions.  Each Transaction Document to which the Buyer is or will be a party, has been or will be duly and validly executed and delivered by the Buyer and constitutes, or will constitute, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3No Conflict. The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a)breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound;

(b)assuming compliance with the matters addressed in Section 6.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or, conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Buyer;

(c)violate or conflict with the Organizational Documents of the Buyer; or

(d)result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Buyer.

Section 6.4No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Sellers and the Company contained in this Agreement, no notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by the Buyer with respect to the Buyer’s execution or delivery of any Transaction Document to which it is in will be a party or the consummation of the Contemplated Transactions, other than compliance with any applicable requirements of the HSR Act.

Section 6.5Financial Capability. At the Closing, Buyer will have sufficient funds to pay the aggregate Purchase Price contemplated by this Agreement and the other Transaction Documents.

Section 6.6Litigation. There are no pending or, to the Knowledge of the Buyer, threatened Actions before or by any Governmental Authority against the Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to enter into and perform its obligations under any Transaction Document to which it is or will be a party.

Section 6.7Investment Purpose. The Buyer is acquiring the Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

Section 6.8Brokers. Except for the fees, costs and expenses set forth on Schedule 6.8, which will be paid by the Buyer or its Affiliate at or prior to the Closing, there are no claims for brokerage, finders’ or other advisory fees, costs, expenses, commissions or other similar payments in connection with the transactions contemplated by this Agreement based on any Contract made by the Buyer or any of its Affiliates.

Section 6.9Reliance . Buyer acknowledges and agrees that, except as set forth in Articles IV and V, neither Buyer nor any of Buyer’s agents, employees, advisors or representatives is relying on any other representation or warranty of the Company or any other Person in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

Article VII

COVENANTS

Section 7.1Conduct of Business of the Company. From the date of this Agreement until the Closing, the Company shall conduct its business and operations in the ordinary course of business and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Company Licenses consistent with past practices, (iii) keep available the services of its directors, officers and key employees, (iv) maintain existing relationships with its customers, suppliers, distributors, licensors, licensees, lenders and others having material business relationships with it, consistent with past practices, (v) preserve in good operating condition the Tangible Property, (vi) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business and (vii) comply in all material respects with all Laws applicable to the Company.  Without limiting the generality of the foregoing, except as set forth in Schedule 7.1, the Company shall not, directly or indirectly (whether by merger, consolidation or otherwise):

(a)amend its Organizational Documents;

(b)split, combine or reclassify any of its Capital Stock or form any Subsidiaries;

(c)declare, set aside or pay any dividend or other distribution in respect of its Capital Stock;

(d)redeem, repurchase or otherwise acquire any of its Capital Stock;

(e)issue, deliver, pledge, sell, dispose of or encumber any of its Capital Stock (including pursuant to the exercise of any Options in the ordinary course of business);

(f)amend any term of any of its Capital Stock;

(g)acquire, directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business;

(h)sell, lease or otherwise transfer, or create or incur any Lien on, any of its assets, securities, properties or interests, other than in the ordinary course of business;

(i)acquire, sell, lease, license, sublicense, transfer, pledge, encumber, grant or dispose of the Company Intellectual Property, or enter into any material Contract, or take any action, with respect to the Company Intellectual Property (in each case outside the ordinary course of business), or do any act or knowingly omit to do any act whereby the Company Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain (in each case outside the ordinary course of business);

(j)incur any capital expenditures or any Liabilities in respect thereof in excess of $200,000 in the aggregate;

(k)make any loans, advances or capital contributions to, or investments in, any other Person;

(l)create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;

(m)except as required by the express terms of this Agreement, or with respect to any Benefit Plan disclosed on Schedule 5.19(a) as in effect as of the date hereof, as required by its terms or as necessary to cause its compliance with applicable Law, (A) adopt, establish, enter into, amend or terminate or increase the benefits under any Company Plan or other Benefit Plan that would be a Company Plan if in effect on the date of this Agreement, (B) increase the compensation or benefits of any Service Provider other than in the ordinary course of business and consistent with past practice with respect to Service Providers whose annual compensation is less than $75,000, promote any existing employee to a senior management position or hire any new employee with a senior management position, (C) grant or increase any severance, retention, change-of-control, equity award, deferred compensation, bonus or other incentive compensation, or similar payments or benefits to any Service Provider, (D) amend the terms of any outstanding Options or other equity awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan or any Option or other equity award, other than pursuant to the Contemplated Transactions, (F) grant or forgive any loans to any Service Provider, (G) hire or engage any employee or independent contractor with annual compensation in excess of $150,000, other than in the ordinary course of business and consistent with past practice, (H) terminate any officer or employee (other than for cause) with annual compensation in excess of $150,000 or (I) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to unions, works councils, similar entities or other organized employees;

(n)effect any “mass layoff” or “plant closing” (as defined by the WARN Act);

(o)extend credit or renew or forgive a previously existing extension of credit (either directly or indirectly) for its own benefit or the benefit of the Sellers, or the Sellers’ Related Parties, other than in the ordinary course of business pursuant to agreements existing and made available to the Buyer as of the date hereof;

(p)enter into any Contract that limits or otherwise restricts in any material respect the Company or any Affiliate of the Company or any successor thereto or that would reasonably be expected, after the Closing, to limit or restrict in any material respect the Company, the Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(q)enter into, amend or modify in any material respect or terminate any distribution agreements other than in the ordinary course of business;

(r)enter into, amend or modify in any material respect or terminate any Material Contract, in each case (except with respect to any distribution agreements) other than in the ordinary course of business, or otherwise waive, release or assign any of its material rights, claims or benefits thereto;

(s)change any methods of accounting, except as required by changes in GAAP as agreed to by its independent public accountants;

(t)settle (i) any material Action involving or against it, (ii) any stockholder Action against it or any of its officers or directors or (iii) any Action that relates to the Contemplated Transactions; or

(u)agree, commit or offer to do any of the foregoing.

NewCo shall not incur any Liabilities or otherwise take any actions other than as expressly required to consummate the transactions contemplated hereby.

Section 7.2Access to Information. From the date of this Agreement until the Closing Date, the Company shall (a) give the Buyer, its counsel, financial advisors, auditors and other representatives reasonable access during normal business hours to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company; (b) furnish to the Buyer, its counsel, financial advisors, auditors and other representatives such information relating to the Company as may be reasonably requested; (c) instruct the employees, counsel, accountants and other advisors of the Company to reasonably cooperate with the Buyer in its investigation of the Company; and (d) furnish promptly to the Buyer such other information concerning the business and properties of the Company as Buyer may reasonably request from time to time.  Any information provided pursuant to this Section 7.2 shall be subject to the terms of the Non-Disclosure Agreement, dated as of June 27, 2018, between the Buyer and the Company (as amended, the “Confidentiality Agreement”).  The Confidentiality Agreement shall terminate automatically, without any action by any party thereto, upon the Closing.

Section 7.3Payoff of Credit Facility. The Company shall arrange for customary payoff letters and instruments of discharge providing for the payoff, discharge and termination on the Closing Date of all the then-outstanding indebtedness under the JPM Facility (the “Debt Payoff Letter”) to be delivered to the Buyer no later than three (3) Business Days prior to the Closing Date, and shall deliver the Debt Payoff Letter in accordance with the terms of the JPM Facility to JPM no later than three (3) Business Day prior to the Closing Date (provided that such prepayment and termination notices may be conditional on the occurrence of the Closing).

Section 7.4Inventory Count. Prior to the Closing, the Sellers shall, and shall cause the Company, to afford Buyer and Buyer’s representatives access during normal business hours to the facilities of the Company or any third party location where any Inventory of the Company is stored, in each case, for purposes of conducting a physical inventory count and examination in a manner consistent with Buyer’s standard practices in order to determine the Inventory at or immediately prior to Closing to be included in Current Assets (the “Physical Inventory”). The Physical Inventory shall be conducted jointly by the Buyer and the Sellers. In addition, the Sellers shall, and shall cause the Company, to take all reasonable steps to cooperate with Buyer and Buyer’s representatives in connection with the Physical Inventory.

Section 7.5Confidentiality. After the Closing, each Seller and Founder shall hold and shall cause its Affiliates to hold, and each Seller and Founder shall use its reasonable efforts to cause its and its Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Order or Law, all confidential documents and information concerning the Company, the Buyer or their respective Affiliates and shall not use such information for any purpose other than enforcing their rights hereunder, except to the extent that such information can be shown by such Seller or Founder to have been (a) in the public domain through no fault of such Seller or Founder or its Affiliates or (b) later lawfully acquired by such Seller or Founder from sources other than the Buyer or those related to its prior ownership of the Company and not subject to a confidentiality obligation.  The obligation of each Seller or Founder to hold and to cause its Affiliates to hold any such information in confidence shall be satisfied if it exercises at least the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.  The Sellers and Founders, as applicable, shall be liable for the breach of this Section 7.5 by any of their respective Affiliates or their or their Affiliates’ respective officers, directors, employees, accountants counsel, consultants, advisors or agents, with such breach determined as if such Persons were Sellers or Founders, as applicable, hereunder.

Section 7.6Non-Competition; Non-Solicitation.

(a)In order for the Buyer to have and enjoy the full benefit of the business of the Company, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), for a period of five years commencing on the Closing Date (the “Restricted Period”; provided, that the Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which the Founders are determined by a court of competent jurisdiction to be in violation of any of the provisions of this Section 7.6), each Founder shall not, directly or indirectly (whether by himself, through an Affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person):

(i)undertake, carry on or have a financial or other interest in, advise, assist any other Person in connection with the operation of, participate or engage in the design, development, production, promotion, marketing, sale, or servicing of, any Competing Business anywhere in the world where the Company or any of its Affiliates is currently engaged or preparing to engage in the Competing Business as of the Closing Date; provided, however, that a Founder may be employed by or perform services for a division, entity, or subgroup of any company or entity that engages in a Competing Business so long as neither such Founder nor such division, entity, or subgroup engages directly in the Competing Business;

(ii)solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of the Buyer, the Company or any of their respective Affiliates to resign or leave the employ of the Buyer, the Company or any of their respective Affiliates or otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of the Buyer, the Company or any of their respective Affiliates; provided, however, the restrictions herein shall not apply to any employee who (1) is responding to a general employment solicitation such as a newspaper or job fairs or (2) was terminated for a period of at least six (6) months prior to the commencement of employment discussions with such Founder; or

(iii)solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any customer of the Buyer, the Company or any of their respective Affiliates (including any Person who has been a customer of the Company at any time during the period of 12 months before the Closing) to negatively alter, reduce or terminate its business relationship with the Buyer, the Company or any of their respective Affiliates.

(b)Notwithstanding Section 7.6(a), none of the following activities shall constitute a violation of Section 7.6(a): (i) the advertisement of job openings by use of newspapers, magazines, the internet and other media not directed at individual prospective employees, consultants or independent contractors; or (ii) a Founder holding either (x) less than 5% of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in a Competing Business or (y) less than 5% of the outstanding securities of any class of securities of a private company that is engaged in a Competing Business. Furthermore, and for the avoidance of doubt, it shall not constitute a violation of Section 7.6(a) for the Founders to engage in, or provide services to, the businesses and activities set forth on Schedule 7.6(b).

(c)In order for the Buyer to have and enjoy the full benefit of the business of the Company, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), from and after the Closing Date, each Founder shall not (whether by himself, through an Affiliate, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person), disparage or encourage or induce others to disparage the Buyer, the Company or any of their respective employees, directors, affiliate entities, divisions, equity-holders, owners, managers, successors, or assigns (collectively the “Company Protected Group”).  From and after the Closing Date, both the Buyer and Company shall not (whether by themselves or through an Affiliate), disparage any Founder (collectively the “Founder Protected Group”), and the Buyer and the Company shall not encourage, induce, or permit any of their respective employees, officers, directors, managers, members, owners, consultant, or agents to disparage any member of the Founder Protected Group.  For purposes hereof, the term disparage includes direct or indirect comments or statements to the press or to any other Person that are intended to adversely affect in any manner the business, reputation, or goodwill, as applicable, of any member of the Company Protected Group or the Founder Protected Group; provided that the foregoing shall not prevent a Person from making any truthful statement or comment in good faith that is required by any Law or Order.

(d)Notwithstanding anything to the contrary set forth herein (including Section 14.8), in the event of a breach of any of the provisions of Section 7.5, 7.6(a) or 7.6(c) (the “Restrictive Covenants”):

(i)the Buyer and its Affiliates (including the Company) shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material Losses to the Buyer and its Affiliates (including the Company), the amount of which cannot be readily determined and as to which neither Buyer nor any of its Affiliates (including the Company) will have any adequate remedy at law or in damages;

(ii)it is the desire and intent of the parties hereto that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws, Orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(iii)the parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of the Buyer’s and the Company’ businesses and are reasonable and valid in geographical and temporal scope and in all other respects.

Section 7.7Public Announcements. The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually agreed to by the Sellers’ Representative and Buyer. Thereafter, no party hereto will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Contemplated Transactions without the prior written consent of the Sellers’ Representative and the Buyer; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by Law or Order or any rule of any national securities exchange, upon advice of counsel, in which case the party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance or publication.

Section 7.8Filings and Authorizations; Consummation.

(a)Subject to the terms and conditions of this Agreement, the Sellers, the Company and the Buyer shall use their respective commercially reasonable efforts (which shall not require any Seller, the Company or the Buyer to make any payment or concession to, or commence or threaten to commence any Action against, any Person in connection with obtaining such Person’s consent) to take, or cause to be taken, all action and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to obtain the authorizations, consents, Orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to each Transaction Document and to consummate the Contemplated Transactions as soon as practicable after the execution of this Agreement, including (i) promptly making any required submissions and filings under applicable Competition Laws with respect to the Contemplated Transactions, (ii) promptly furnishing information required in connection with such submissions and filing under such Competition Laws, (iii) keeping the other parties reasonably informed with respect to the status of any such submissions and filings under Competition Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Competition Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under Competition Laws with respect to the Contemplated Transactions, (iv) filing all notices or other documentation and obtaining all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Contemplated Transaction as soon as practicable (whether or not such approvals, consents, waivers, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Contemplated Transactions pursuant to Article IX and Article X), and (v) supplying the other parties with any information that may be reasonably required in order to effectuate the taking of such actions.

(b)In furtherance of and without limiting Section 7.8(a), the Sellers, the Company and the Buyer shall use their respective commercially reasonable efforts to, if required by applicable Law, within five (5) Business Days following the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act, and the Buyer shall pay all filing fees, application fees or other fees of the applicable Governmental Authority associated with the HSR Act filing.

(c)Each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the Contemplated Transactions.  If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Contemplated Transactions, then such party shall use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties hereto, an appropriate response in compliance with such request.  Each party hereto will advise the other parties promptly in respect of any understandings, undertakings or agreements (oral or written) which such party proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the Contemplated Transactions.

(d)Buyer shall not enter into any transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult to (i) obtain the expiration and termination of the waiting period under the HSR Act applicable to the Contemplated Transactions, or (ii) obtain all permits of Governmental Authorities necessary for the consummation of the Contemplated Transactions.

(e)Notwithstanding anything to the contrary herein, none of Buyer or any of its Affiliates shall be required to (i) commence or threaten to commence litigation, (ii) agree to hold separate, divest, license or cause a third party to purchase, any of the assets or businesses of Buyer, the Company or any of their respective Affiliates (including, for clarity, any Subsidiary after the Closing) or (iii) otherwise agree to any restrictions on the businesses of Buyer, the Company or any of their respective Affiliates (including, for clarity, any Subsidiary after the Closing) in connection with avoiding or eliminating any restrictions to the consummation of the Contemplated Transactions under any applicable Law.

Section 7.9SEC Filings.

(a)Both before and after the Closing, the Company shall use commercially reasonable efforts to:

(i)prepare the Financial Statements, and such other financial information and reports of the Company and its Subsidiaries (prepared on a basis consistent with Articles 3 and 10 of Regulation S-K), which are requested by the Buyer (collectively, the “Required Financial Statements”);

(ii)assist the Buyer in the preparation of the pro forma financial information with respect to the business combination contemplated by this Agreement required by Article 11 of Regulation S-X of the SEC; and

(iii)cause the Company’s auditors (the “Auditors”) to cooperate with the Buyer to the extent necessary in connection with this Section 7.9, including to deliver to the Buyer any comfort letters and consent with respect to the Required Financial Statements;

(b)The Company shall not be required to incur any out-of-pocket fees and expenses, including any fees charged by the Auditors pursuant to this Section 7.9 for which the Buyer does not agree to reimburse it.

Section 7.10Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article XI, except for the Contemplated Transactions, the Company and each of the Sellers shall not, and each shall cause its and its Affiliates’ respective directors, officers and other representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal or (b) participate in any discussions or negotiations or enter into any Contract with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal.  The Sellers and the Company shall, and shall cause their respective Affiliates, directors, officers, managers, employees, investment bankers and other representatives to, promptly following the date hereof, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Acquisition Proposal and shall request any such third party to return or destroy any confidential information of the Company in accordance with, and subject to, the terms of any confidentiality agreement between the Company and such third party.

Section 7.11Further Assurances. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and of each other Transaction Document and the Contemplated Transactions.  Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Contemplated Transactions including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Contemplated Transactions.

Section 7.12Transfer of Interests. Except for the Contemplated Transactions from the date hereof until the Closing, each Seller agrees that it shall not transfer beneficial or record ownership of the Interests to any Person without the prior written consent of the Buyer.

Section 7.13Termination of Affiliate Transactions. On or before the Closing Date, except for liabilities relating to employment relationships and the payment of compensation and benefits set forth on Schedule 5.19(a), all Liabilities between the Company, on the one hand, and any of the Sellers, any Affiliate of any Seller, any current or former officer, director, holder of Capital Stock or Affiliate of the Company and any Related Party of any of the foregoing Persons (but not including the Company), on the other hand, including any and all Contracts (other than any Transaction Document) between the Company, on the one hand, and one or more of its Affiliates (including any Seller but not including the Company), on the other hand, that (i) have been entered into between the date hereof and the Closing Date or (ii) were entered into prior to the date hereof but not made available to the Buyer, shall be terminated in full, without any Liability to the Buyer, the Company or any of their respective Affiliates following the Closing.

Section 7.14Resignations. Company shall cause to be delivered to the Buyer on the Closing Date the resignations of those managers, directors and officers of the Company of whom the Buyer shall have notified the Seller at least three Business Days prior to the Closing Date.

Section 7.15Release. Effective upon the Closing, each Seller and Founder, on behalf of itself and its Affiliates and each of their respective advisors, successors and assigns (collectively, the “Founder Releasing Parties”), unconditionally and irrevocably waives, releases and forever discharges Buyer, the Company and each of their respective Affiliates (collectively, the “Buyer Released Parties”), of and from any and all claims that the Founder Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Buyer Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date, arising out of or relating to the organization, management or operation of the businesses of the Company (the “Released Claims”); provided, however, that the Founder Releasing Parties are not releasing, and the foregoing release shall not cover (and the definition of Claims shall not include): (x) any rights or protections of any Founder Releasing Party to indemnification, advancement of expenses, limitation of liability, exculpation or insurance in his or her capacity as an officer or director of the Company in accordance with Section 7.16 of this Agreement, or (y) any Claim under or relating to (1) this Agreement or any Transaction Document, and (2) any rights to which such Founder Releasing Party is entitled by virtue of his or her status as an employee or consultant of the Company, including but not limited to compensation that remains unpaid or employee benefits that remain unpaid.  Each Seller and Founder, on behalf of each of its Founder Releasing Parties, hereby agrees that if any Founder Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any claim released hereunder, or in any manner asserts against any Buyer Released Party any claim released hereunder, then such Founder Releasing Parties will pay to such Buyer Released Party, in addition to all other direct or indirect Losses suffered by such Buyer Released Party as a result of such suit or claim, all attorneys’ fees incurred in defending or otherwise responding to such suit or claim. Without limitation of the foregoing, the Founder Releasing Parties hereby waive the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release.  Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Section 7.16Indemnification of Directors and Officers.

(a)Indemnification.  From the Closing and for a period of six (6) years thereafter, Buyer agrees not to amend or terminate, as applicable, the Organizational Documents of the Company, or indemnification agreements of the Company, in each case in effect as of the date hereof and disclosed on Schedule 7.16 of the Disclosure Schedules, in any way to reduce or eliminate the rights to indemnification, exculpation or advancement provided by the Company to the present and former officers and directors of the Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Person” and collectively, the “D&O Indemnified Persons”) (subject to any applicable exceptions or limitations to indemnification or advancement of expenses provided for in the Company’s Organizational Documents or such indemnification agreements as of immediately prior to the Closing, or as otherwise provided by applicable Laws); provided, however, that, for the avoidance of doubt, in the event any claim or claims are asserted or made within such six (6) year period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(b)D&O Insurance. Prior to the Closing, the Company shall obtain run-off “tail” coverage for the directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case covering Persons who are currently covered by such insurance policies on terms no less favorable than those in effect on the date hereof for a period of at least six (6) years after the Closing; provided, that, (i) Buyer and the Company shall each pay 50% of all tail policy costs and (ii) the Company shall not pay an amount in excess of 200% of the current annual premium for such coverage.

(c)Successors.  In the event that, after the Closing , the Company, Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company or Buyer, as the case may be, shall assume the obligations set forth in this Section 7.16.

(d)Benefit.  The provisions of this Section 7.16 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other representatives and cannot be amended in a manner adverse to a D&O Indemnified Person without such Person’s consent.  The Parties agree that each D&O Indemnified Person (including his or her heirs, executors or administrators and his or her other representatives) is intended to be, and shall be, a third party beneficiary of this Agreement for the purpose of this Section 7.16.

Article VIII

TAX MATTERS

Section 8.1Tax Covenants.

(a)From the date of this Agreement to the Closing Date, the Company shall (and the Sellers shall cause the Company to):

(i)not make, change or revoke any election with regard to Taxes or file any amended Tax Returns or file any claims for Tax refunds; provided, however, that the Reorganization will be consummated as contemplated in the Recitals;

(ii)not make any change in any Tax accounting methods except as may be appropriate to conform to changes in Tax Laws;

(iii)not change any annual tax accounting period;

(iv)not enter into any closing agreement or Tax Sharing Agreement, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax Liability;

(v)not take any action that would terminate or otherwise revoke the Company’s election (the “S-Corporation Election”) to be taxed as an S Corporation; provided, however, that the Reorganization will be consummated as contemplated in the Recitals; and

(vi)not fail to take any action if such failure will cause a termination or revocation of the S-Corporation Election.

(b)At least one day before the Closing, the Sellers, NewCo and the Company shall consummate the Reorganization, in form and substance satisfactory to the Buyer.

Section 8.2Tax Audits and Contests; Cooperation.

(a)After the Closing, except as provided in Section 8.2(c) and Section 8.2(d), the Buyer shall control the conduct, through counsel of its own choosing, of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax Liability or refund with respect to the Company (any such audit, claim for refund or proceeding relating to an asserted Tax Liability referred to herein as a “Contest”).

(b)After the Closing, each party to this Agreement shall promptly notify the other party in writing of any demand, claim or notice of the commencement of any Contest received by such party from any Governmental Authority or any other Person with respect to Taxes; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under Article XII except to the extent that such party is prejudiced thereby.  Such notice shall contain factual information (to the extent known) describing the asserted Loss and shall include copies of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Loss.

(c)In the case of a Contest for a Pre-Closing Tax Period for which the amount remaining in the Indemnity Escrow Account (excluding any amounts which are then subject to an unresolved Claims Notice) is reasonably expected to be sufficient to pay the entire amount of the Loss required to be indemnified (including any interest, penalties and other costs expected), the Sellers’ Representative (at the expense of the Sellers) shall control the conduct of such Contest, but the Buyer shall have the right to participate in such Contest at its own expense, and the Sellers’ Representative shall not settle, compromise or concede any portion of such Contest without the consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if the Sellers’ Representative fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Sellers’ Representative of notice of such Contest, the Buyer shall have the right to assume control of such Contest and shall be permitted to settle, compromise or concede such Contest in its sole discretion.

(d)In the case of (i) a Contest for a Pre-Closing Tax Period for which the amount remaining in the Indemnity Escrow Account (excluding any other amounts which are then subject to an unresolved Claims Notice) is not reasonably expected to be sufficient to pay the entire amount of the Loss required to be indemnified (including any interest, penalties and other costs expected) or (ii) a Contest after the Closing Date for a Straddle Period, the Buyer shall control the conduct of such Contest, but so long as the Sellers have an indemnification obligation under this Agreement for any liability arising from such Contest and there are funds remaining in the Indemnity Escrow Account, the Sellers’ Representative shall have the right to participate in such Contest, at the expense of the Seller Parties, and the Buyer shall not settle, compromise or concede such Contest without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(e)The Sellers’ Representative and the Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest.  The Sellers’ Representative and the Buyer shall use commercially reasonable efforts to cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company (or its income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.2(e).  Any information obtained under this Section 8.2(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax Action.

(f)The provisions of this Section 8.2 shall govern any Contest and not Section 12.7 or Section 12.8.

Section 8.3Preparation of Tax Returns and Payment of Taxes.

(a)Buyer shall prepare (or cause to be prepared), and timely file, all Tax Returns of the Company required to be filed with any Governmental Authority after the Closing Date and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.  With respect to any Tax Returns filed by Buyer after the Closing Date with respect to any Pre-Closing Tax Period, the Seller Parties shall be responsible for Taxes of the Company for Pre-Closing Tax Periods due in respect of such Tax Returns, except for Taxes taken into account in the calculation of Net Working Capital, out of and solely up to the then remaining balance then on deposit in the Indemnity Escrow Account.  In furtherance of the foregoing, the Buyer shall notify the Sellers’ Representative of any amounts due from the Sellers in respect of any such Tax Return no later than ten Business Days prior to the date on which such Tax Return is due, and the Sellers’ Representative shall cause such payment to be paid to the Buyer from the Indemnity Escrow Account no later than five Business Days prior to the date such Tax Return is due.

(b)

(i)In the case of Tax Returns that are filed with respect to a Pre-Closing Tax Period, the Buyer shall prepare such Tax Returns in a manner consistent with past practice, except as otherwise required by Law, and shall deliver any such Tax Return to the Sellers’ Representative for his review and comment at least 30 days prior to the date such Tax Return is required to be filed (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) and shall consider in good faith any reasonable comments timely received from the Sellers’ Representative.  If the Sellers’ Representative disputes any item on such Tax Return, the Sellers’ Representative shall notify the Buyer of such disputed item (or items) and the basis for its objection within 10 days of receipt of such Tax Return.  If the Sellers’ Representative does not raise any objections within the 10-day period, then such Tax Return shall become final.  If the Sellers’ Representative raises an objection within the 10-day period, the Sellers’ Representative and the Buyer shall negotiate in good faith for 10 days following the Buyer’s receipt of such notice to resolve such objections.  If the Buyer and the Sellers’ Representative are unable to resolve all objections during such 10-day period, then any remaining disputes, and only such remaining disputes, shall be resolved by the Accounting Firm.  The Accounting Firm shall be instructed to resolve any such remaining disputes in accordance with the terms of this Agreement within 30 days after its appointment.  The fees, costs and expenses of the Accounting Firm shall be allocated equally between the Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Seller Parties), on the other hand.  If the objections are not resolved prior to the time such Tax Return is required to be filed, such Tax Return shall be filed as prepared by the Buyer, with any revisions agreed to by the Buyer and the Sellers’ Representative.  For the avoidance of doubt, the Buyer’s obligations under this Section 8.3(b)(i) shall no longer apply once the balance then on deposit in the Indemnity Escrow Account is equal to zero.

(ii)Notwithstanding the foregoing clause (i), for the avoidance of doubt, after the Closing Date, the Buyer (and any of its Affiliates) shall be permitted to (A) voluntarily approach a state or local taxing authority with respect to Taxes and (B) amend, refile or otherwise modify any Tax Return, in each case, of the Company for a Pre-Closing Tax Period, without the consent of the Sellers’ Representative; provided, that, the Buyer shall not be entitled to a recovery under Section 12.4 with respect to actions taken in connection with this Section 8.3(b)(ii).

(c)In the case of Tax Returns that are filed with respect to Straddle Periods, the Buyer shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by Law.

(d)For the avoidance of doubt, nothing in this Section 8.3 shall provide the Buyer with the right to prepare, file or review any Tax Return of NewCo for any taxable period.

Section 8.4Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Company that are payable with respect to a Straddle Period, the portion of any such Taxes for periods or portions thereof ending on or before the Closing Date shall (a) in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date and (b) in the case of Taxes (other than those described in Section 8.4(a)) that are imposed on a periodic basis with respect to the business or assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  For purposes of clause (a) of the preceding section,  any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.4 shall be computed by reference to the level of such items on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company.  The parties hereto will, to the extent permitted by applicable Law, elect with the relevant United States Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

Section 8.5Conveyance Taxes. The Buyer and Sellers shall each pay 50% of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains or similar Taxes incurred as a result of the Contemplated Transactions and the Buyer shall file all required change of ownership and similar statements.

Section 8.6FIRPTA Certificate. NewCo shall deliver to the Buyer at the Closing a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the Contemplated Transactions are exempt from withholding under Section 1445 of the Code.

Section 8.7Tax Treatment of Reorganization. The parties acknowledge that for U.S. federal income Tax purposes, and applicable state and local tax purposes the following consequences are intended: (i) the Reorganization shall constitute a “reorganization” of the Company into NewCo within the meaning of Section 368(a)(1)(F) of the Code, (ii) this Agreement shall constitute the “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), (iii) pursuant to Revenue Ruling 2008-18, Situation 1, the Company’s original S corporation election shall not terminate but shall continue for NewCo and (iv) the acquisition of the Interests by the Buyer from NewCo shall be treated as a taxable sale or exchange of assets of the Company under Section 1001 of the Code.  The parties (x) shall file all Tax Returns in a manner consistent with the foregoing treatment and (y) shall not take any position inconsistent with the foregoing treatment in any Tax Return, in each case, except as required by applicable Law. Each of NewCo and the Company shall include the statement described in Treasury Regulations Section 1.368-3(a) on or with its U.S. federal income Tax Return for the taxable year of the Reorganization. Each of the Company Shareholders shall include the statement described in Treasury Regulations Section 1.368-3(b), with respect to the Reorganization on or with his U.S. federal income Tax Return for the taxable year of the Reorganization, as applicable.

Article IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Buyer in writing) of the following conditions as of the Closing Date:

Section 9.1Representations and Warranties. Each of the Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date (except where the failure of any of the Fundamental Representations to be so true and correct is a result of any de minimis inaccuracies or breaches thereof, other than pursuant to Section 4.5 and Section 5.6).  Each of the other representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects (disregarding any references to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications contained in such representations or warranties) as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date), except, in each case, where the failure of any such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  .

Section 9.2Covenants and Agreements. The Company, NewCo and the Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

Section 9.3Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 9.4Officer’s Certificate. An executive officer of the Company, on behalf of NewCo and the Company, and each of the Sellers, in respect of their respective representations and warranties, shall have delivered to the Buyer a certificate, signed by such officer and dated as of the Closing Date, certifying as to the matters set forth in Sections 9.1, 9.2, and 9.3.

Section 9.5Payoff Letter. No later than three (3) Business Days prior to the Closing Date, the Buyer shall have received the Debt Payoff Letter with respect to the JPM Facility, in form and substance reasonably acceptable to the Buyer and JPM.

Section 9.6HSR Act. With respect to the Contemplated Transactions, all applicable waiting periods under the HSR Act and the applicable foreign Competition Laws shall have expired or been terminated.

Section 9.7 Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the Contemplated Transactions or declares unlawful the Contemplated Transactions or would cause any of the Contemplated Transactions to be rescinded.

Section 9.8Escrow Agreement. The Sellers’ Representative and the Escrow Agent shall have executed and delivered to the Buyer the Escrow Agreement.

Section 9.9Closing Deliverables. The Buyer shall have received the documents to be provided by the Company or NewCo pursuant to Section 3.2(a).

Article X

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND NEWCO

The obligations of the Company, the Sellers and NewCo to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Sellers’ Representative in writing) of the following conditions as of the Closing Date:

Section 10.1Representations and Warranties. Each of the Buyer Fundamental Representations shall be true as of the date hereof and as of the Closing Date (except where the failure of any of the Buyer Fundamental Representations to be so true and correct is a result of any de minimis inaccuracies or breaches thereof).  Each of the other representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects (disregarding any references to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications contained in such representations or warranties) as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date), except, in each case, where the failure of any such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 10.2Covenants and Agreements. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

Section 10.3Officer’s Certificate. The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer and dated as of the Closing Date, certifying as to the matters set forth in Sections 10.1 and 10.2.

Section 10.4HSR Act. With respect to the Contemplated Transactions, all applicable waiting periods under the HSR Act and the applicable foreign Competition Laws shall have expired or been terminated.

Section 10.5Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the Contemplated Transactions or declares unlawful the Contemplated Transactions or would cause any of the Contemplated Transactions to be rescinded.

Section 10.6Escrow Agreement. The Buyer and the Escrow Agent shall have executed and delivered to the Sellers’ Representative the Escrow Agreement..

Article XI

TERMINATION

Section 11.1Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a)by the mutual written consent of the Buyer and the Sellers;

(b)by the Buyer (if it is not then in material breach of its representations, warranties, covenants or agreements under this Agreement), upon written notice to the Sellers, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company or any Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.1 or 9.2,  not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Company or the Sellers, as applicable, within 15 Business Days after receipt by the Sellers of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;

(c)by the Sellers (if none of the Sellers  or the Company is then in material breach of its representations, warranties, covenants or agreements under this Agreement), upon written notice to the Buyer, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 10.1 or Section 10.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Sellers or cured by the Buyer within 15 Business Days after receipt by the Buyer of written notice thereof from the Sellers or is not reasonably capable of being cured prior to the Termination Date;

(d)by the Buyer or the Sellers, upon written notice to the other, if the transactions contemplated hereby have not been consummated on or before November 1, 2018 (the “Termination Date”); provided that neither party shall be entitled to terminate this Agreement pursuant to this Section 11.1(d) if such party’s Willful Breach of this Agreement has prevented or materially delayed the consummation of the transactions contemplated hereby; or

(e)by the Buyer or the Sellers, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the Contemplated Transactions.

Section 11.2Survival After Termination. If this Agreement is terminated in accordance with Section 11.1, this Agreement shall become void and of no further force and effect; except that the provisions of this Section 11.2, Section 11.3 and Article XIV (Miscellaneous) shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for any Willful Breach of the provisions of this Agreement prior to such termination.

Section 11.3Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the parties hereto shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Article XII

INDEMNIFICATION

Section 12.1Survival. Each representation and warranty contained in this Agreement shall survive the Closing and continue in full force and effect until 11:59pm Eastern Time on the date that is eighteen (18) months following the Closing Date (the “Release Date”).  Each of the covenants and agreements of the parties set forth in this Agreement that are to be performed on or prior to the Closing Date shall terminate on the Closing Date, and the covenants and agreements contained herein requiring performance after the Closing Date shall survive until fully performed in accordance with their terms.  Notwithstanding the preceding sentences of this Section 12.1, if the Buyer or the Sellers’ Representative, as applicable, delivers written notice to the other party of a claim for indemnification prior to the Release Date, such claim shall survive until finally resolved or judicially determined. For the avoidance of doubt, it is the intention of the parties hereto that the Release Date limits and supersedes any otherwise applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement, and the Indemnitees hereby waive any claims or defenses based on the applicable statute of limitations to the extent inconsistent with the survival periods set forth herein.

Section 12.2R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to be bound and in full force and effect on the same day of the execution of this Agreement, in a form reasonably satisfactory to the Sellers’ Representative. Buyer shall not amend, modify or otherwise change, terminate or waive any subrogation, or any other provision, of the R&W Insurance Policy with respect to any Seller in any manner that would be adverse in any material respect to the Sellers, without the prior written consent of the Sellers’ Representative. The cost of the R&W Insurance Policy and any fees, costs or deductibles associated therewith shall be borne solely by the Sellers and constitute Transaction Expenses hereunder.

Section 12.3Indemnification of the Buyer for Seller-Specific Breaches. Subject to the limitations set forth in this Article XII, from and after the Closing, (i) each Seller and (ii) in the case of NewCo, to the extent NewCo fails to, each Company Shareholder, severally and not jointly, pro rata based on such Company Shareholder’s relative Transaction Percentage shall indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer and its directors, employees, officers, Affiliates (including the Company), partners, equity holders, counsel, financial advisors, auditors and other representatives and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)any breach of, or any inaccuracy in, any representation or warranty made by such Seller in Article IV of this Agreement or the certificate delivered with respect thereto; and

(b)any breach or default in performance by such Seller of any of his, her or its covenants or obligations contained in Article VII of this Agreement or the certificate delivered with respect thereto.

Section 12.4Indemnification of the Buyer for Other Matters. Subject to the limitations set forth in this Article XII, from and after the Closing, (i) NewCo (based on the Company Shareholders’ applicable Transaction Percentages and to the extent NewCo fails to, each Company Shareholder, severally and not jointly, based on each Company Shareholder’s applicable Transaction Percentage) and (ii) each Seller Party other than the Company Shareholders, based on such Seller Party’s applicable Transaction Percentage, shall, severally and not jointly, indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer Indemnities from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)any breach of, or any inaccuracy in, any representation or warranty made by the Sellers in Article V of this Agreement or the certificate delivered with respect thereto; and

(b)any breach or default in performance by the Company or NewCo of any of its covenants or obligations required to be performed by or complied with on or prior to the Closing Date contained in Article VII of this Agreement or the certificate delivered with respect thereto.

Section 12.5Indemnification of Sellers. Subject to the limitations set forth in this Article XII, from and after the Closing, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law the Sellers, their Affiliates and their respective successors and assigns (collectively, the “Seller Indemnitees” and together with the Buyer Indemnitees, the “Indemnitees”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)any breach of, or inaccuracy in, any representation or warranty made by the Buyer in Article VI of this Agreement; and

(b)any breach or default in performance by the Buyer of any covenant or obligation of the Buyer contained in Article VII of this Agreement.

Section 12.6Limitations on Indemnification.

(a)Notwithstanding anything in this Agreement to the contrary, and subject to Section 12.9, the R&W Insurance Policy shall be the Buyer Indemnitees’ sole and exclusive source of recovery for Losses under Section 12.3(a) and Section 12.4(a) (except with respect to the Fundamental Representations); provided, however, that if recovery from the R&W Insurance Policy with respect to Losses under Section 12.3(a) or Section 12.4(a) is subject to a reduction or limitation resulting from a “deductible,” “retention” or other similar concept (the “R&W Insurance Deductible”), then, subject to the other limitations in this Article XII, and solely to the extent of such R&W Insurance Deductible, the Buyer Indemnitees shall be entitled to recovery for Losses indemnified under Section 12.3(a) or Section 12.4(a) pursuant to the Indemnity Escrow Account up to the Indemnity Escrow Amount.

(b)No party hereto shall be obligated to indemnify any other Person for the amount of any Losses to the extent such amount was included in the calculation of the Initial Purchase Price (as adjusted pursuant to Section 2.4 (to the extent so included)).

(c)For purposes of indemnification under this Article XII, each of the representations and warranties that contain any qualifications as to materiality or Material Adverse Effect (or any correlative terms), shall be deemed to have been given as though there were no such qualifications both in determining the Losses attributable to any such breach or inaccuracy and in determining whether there has been any breach of or inaccuracy in, any representations or warranties hereunder.

(d)Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the limitations, if any, on Buyer’s right to recover under the R&W Insurance Policy shall be solely as set forth therein and nothing in this Agreement shall impact Buyer’s right to recover under the R&W Insurance Policy.

(e)Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnitee may make an indemnification claim for recovery for Losses under Section 12.4(a) (unless such indemnification claim arises from a breach of the Fundamental Representations or a representation or warranty set forth in

Section 5.11) unless and until the Buyer Indemnitees have suffered Losses as a result of or arising out of breaches described in Section 12.4(a) in excess of an amount equal to $200,000 in the aggregate (the “Deductible”) (provided that such Buyer Indemnitees shall only be entitled to seek indemnification for Losses to the extent exceeding the Deductible.

Section 12.7Indemnification Claim Process for Third Party Claims.

(a)All claims for indemnification by either a Seller Indemnitee or Buyer Indemnitee under this Article XII shall be asserted and resolved in accordance with Section 12.7, Section 12.8 and Section 12.13, except for claims arising in whole or in part out of the subject of the First Escrow Account and Second Escrow Account, which shall be asserted and resolved in accordance with Schedules 12.14 and 12.15, respectively, and which First Escrow Amount and Second Escrow Amount shall be the sole and exclusive remedy for Buyer for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby arising in whole or in part out of the matters that are the subject of the First Escrow Account and Second Escrow Account, respectively.

(b)If a Buyer Indemnitee intends to seek indemnification pursuant to this Article XII (excluding Section 12.14 and Section 12.15) in respect of a Third Party Claim, the Buyer Indemnitee shall promptly notify the Sellers’ Representative and, if applicable, the Escrow Agent, in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of Losses (the “Claims Notice”); provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent that such failure to give such notification results in material prejudice to the Indemnitor with respect to such claim.

(c)If a Seller Indemnitee intends to seek indemnification pursuant to this Article XII (excluding Section 12.14 and Section 12.15) in respect of a Third Party Claim, the Sellers’ Representative shall promptly deliver a Claims Notice to the Buyer and, if applicable the Escrow Agent; provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent that such failure to give such notification results in material prejudice to the Indemnitor with respect to such claim.

(d)The Indemnitor shall have thirty (30) days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee that the Indemnitor desires to control the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice at the Indemnitor’s sole cost and expense; provided, however, that the Indemnitor will not be entitled to assume or continue the defense thereof if (i) the Third Party Claim (A) seeks, in addition to or lieu of monetary damages, any injunctive or other equitable relief, (B) presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnitee and the Indemnitor, or (C) relates to or arises in connection with any criminal Action, indictment, allegation or investigation (such Third Party Claim in the case of the foregoing clauses (A), (B) or (C), an “Excluded Third Party Claim”); (ii) in the case of NewCo, the balance then on deposit in the Indemnity Escrow Account is (A)

equal to zero or (B) otherwise insufficient to cover such Third Party Claim, in which case control of the defense or prosecution shall transfer to the Buyer; or (iii) the insurer under the R&W Insurance Policy desires to control and assume the defense of any Third Party Claim, in which case such insurer shall be permitted to do so by providing written notice to Buyer, and if such insurer delivers such written notice to Buyer, neither the Indemnitee or Indemnitor shall be permitted to control and assume the defense of such Third Party Claim as long as the defense of such Third Party Claim is diligently conducted by or on behalf of such insurer; provided, further, that in no event shall such control of the defense be deemed to be an admission or assumption of liability on the part of the Indemnitor.  If the Indemnitor assumes the defense of such claim in accordance herewith:  (x) the Indemnitee may retain separate co‑counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; (y) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed); and (z) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless the judgment or settlement provides solely for the payment of money by the Indemnitor (or, in the case of NewCo, the Escrow Agent from the Indemnity Escrow Account) and the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release with respect to such Third Party Claim.  The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(e)If the Indemnitor does not assume the defense of such Third Party Claim within thirty (30) days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is otherwise finally determined to be entitled to indemnification pursuant to this Article XII, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense; (ii) may at any time thereafter assume defense of the Third Party Claim (provided that it is not an Excluded Third Party Claim), in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim; and (iii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent.

(f)From and after the Closing Date, the Buyer Indemnitee shall, and shall cause the Company to, provide, at the Seller Representative’s sole cost and expense, reasonable cooperation to the Seller Representative in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Buyer Indemnitee is seeking indemnification pursuant to this Article XII that the Seller Representative has elected to control, including, but not limited to, by providing the Seller Representative with reasonable access to books, records, employees and officers (including as witnesses) of the Company.  Without limiting the other rights of any Seller Party hereunder, to the extent such participation is expressly required by the R&W Insurance Policy, the R&W Insurer shall be entitled to participate in (but not control), at its sole cost and expense, any Third Party Claim covered by the R&W Insurance Policy.

Section 12.8Indemnification Procedures for Non-Third Party Claims. The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim; provided that failure to promptly give such notification will not affect the indemnification provided hereunder except to the extent that such failure to give such notification results in material prejudice to the Indemnitor with respect to such claim.  The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters (if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is otherwise finally determined to be entitled to indemnification pursuant to this Article XII, all at the Indemnitor’s sole cost and expense).

Section 12.9Exclusive Remedy. Notwithstanding anything to the contrary herein, except in connection with a dispute under Section 2.4 (which shall be governed exclusively by Section 2.4), the enforcement of any covenant requiring performance following the Closing or claims for equitable relief or against a Seller (or a Founder on behalf of a Seller) for Fraud, and subject to the rights of the Buyer under the R&W Insurance Policy, the indemnification provisions of this Article XII shall be the sole and exclusive remedy of parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby (other than with respect to the Fundamental Representations).  Notwithstanding anything to the contrary in this Agreement, except with respect to Section 12.14 and Section 12.15 (which shall be governed by Schedule 12.14 and Schedule 12.15, respectively) the Buyer and the Buyer Indemnitees shall have recourse for indemnification under this Article XII (excluding Section 12.3 and Section 12.5 and the Fundamental Representations) solely to, and to the extent of, the amount then available in the Indemnity Escrow Account in accordance with Section 12.13 and in no event shall the amount of Losses paid by NewCo and the Seller Parties under this Article XII (excluding Section 12.3 and Section

12.5 and the Fundamental Representations) exceed the Indemnity Escrow Amount.  The maximum liability of any Seller Party for indemnification under Section 12.4 with respect to a breach of the Fundamental Representations or a Seller under Section 12.3 shall be limited to the proceeds actually received by such Person as of the applicable date of determination in respect of the Initial Purchase Price, disbursements pursuant to Section 2.4(d), disbursements from the Escrow Accounts and disbursements made as Earn-Out Payments, except, in the case of Fraud, for which there shall be no cap on the indemnity obligations of the Person who committed such Fraud with respect any Losses arising out of such Fraud. In furtherance of the foregoing, except with respect to Section 12.14 and Section 12.15 (which shall be governed by Schedule 12.14 and Schedule 12.15, respectively), the Buyer’s and the Buyer Indemnitees’ recourse for indemnification for Losses pursuant to this Article XII shall be paid and satisfied in the following manner, subject to the limitations set forth in this Article XII: (i) first, from the Indemnity Escrow Amount in the Indemnity Escrow Account until the Indemnity Escrow Amount in the Indemnity Escrow Account is exhausted, (ii) second, if and to the extent that all or any part of such claim is recoverable pursuant to the R&W Insurance Policy, under and in accordance with the terms of the R&W Insurance Policy until the policy limit is reached and (iii) third, from NewCo or the other applicable Seller Parties to the extent permitted and in accordance with the terms of this Article XII.

Section 12.10Calculation of Losses; Mitigation. The amount of any Loss for which indemnification is provided under this Article XII shall be net of any amounts actually recovered by any Indemnitee from third parties under insurance policies (other than the R&W Insurance Policy, and net of any related increase in premium or costs of collection) or otherwise with respect to such Loss.  If the Indemnitee subsequently recovers any such amounts, the Indemnitee shall promptly pay such amounts over to the Indemnitor. In the event of any breach giving rise to an indemnification obligation under this Article XII or the right to make a claim against the then-available portion of the Indemnity Escrow Account, the Indemnitee shall take, and shall cause its respective Affiliates to take, all commercially reasonable measures to mitigate the consequences of the related breach (including taking commercially reasonable steps to prevent any contingent Loss from becoming an actual Loss).

Section 12.11Tax Treatment of Indemnity Payments. It is the intention of the parties hereto to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Tax Laws or a final determination

Section 12.12Subrogation. The parties acknowledge and agree that NewCo, the Seller Parties, the Sellers’ Representative and their Affiliates shall not be liable to the R&W Insurer under subrogation claims pursuant to the R&W Insurance Policy, and the Buyer covenants and agrees that the R&W Insurance Policy will include a waiver of such subrogation claims for the benefit of NewCo, the Seller Parties, the Sellers’ Representative and their Affiliates; provided, that the R&W Insurer shall be entitled to subrogate against NewCo, the Seller Parties, the Sellers’ Representative and any of their respective Affiliates with respect to Fraud.  In the event of payment by or on behalf of any Indemnitor to any Indemnitee pursuant to this Article XII, such Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand.  Such Indemnitee shall cooperate with such Indemnitor in a reasonable manner, and at the cost of such Indemnitor, in presenting any subrogated right, defense or claim.

Section 12.13Indemnity Escrow.

(a)If any Buyer Indemnitee shall have, prior to the Release Date, delivered a Claims Notice to the Sellers’ Representative in respect of indemnification under this Agreement, such Buyer Indemnitee and the Sellers’ Representative shall negotiate in good faith to reach an agreement upon (i) the Buyer Indemnitee’s right for indemnification under this Agreement and the amount of such Buyer Indemnitee’s Losses and (ii) the amount on deposit in the Indemnity Escrow Account that should be reserved (the “Reserved Amount”) in respect of such Claims Notice.

(b)If the Sellers’ Representative or Buyer, as the case may be, in good faith objects to any claim made in a Claim Notices, then the Sellers’ Representative or Buyer, as the case may be, shall deliver a written notice (a “Claim Dispute Notice”) to the other applicable Party during the thirty (30) day period commencing upon receipt by such Party of the Claims Notice.  The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the relevant Claims Notice, including, to the extent reasonably determinable at such time, the amount of Losses in connection with such claim determined by the party delivering such Claims Dispute Notice.  If no Claims Dispute Notice is delivered prior to the expiration of such thirty (30) day period, then (i) each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in favor of the Indemnitee for purposes of this Section 12.8(b) on the terms set forth in the Claims Notice and (ii) as applicable, if any funds remain in the Indemnity Escrow Account, then Buyer may, in its sole and absolute discretion, direct the Escrow Agent to deliver cash from the Indemnity Escrow Account to the Buyer Indemnitees in accordance with such Claims Notice or as otherwise required pursuant to this Article XII or the Escrow Agreement.

(c)Following delivery of a Claims Dispute Notice, Sellers’ Representative and Buyer shall attempt in good faith for the 45-day period commencing upon the receipt by the applicable Party of such Claims Dispute Notice (or such longer period as may be mutually agreed between Buyer and the Sellers’ Representative) to resolve any such objections raised in such Claims Dispute Notice.  If the Sellers’ Representative or Buyer agree to a resolution of such objection during such period, then (i) a memorandum setting forth the matters conclusively determined by the Sellers’ Representative or Buyer shall be prepared and signed by both parties, and (ii) as applicable, if such memorandum calls for a payment to the Buyer Indemnitees and any funds remain in the Indemnity Escrow Account, Buyer may, in its sole and absolute discretion, direct the Escrow Agent to act in accordance with such memorandum and distribute cash from the Indemnity Escrow Account in accordance therewith, or as otherwise required pursuant to this Section 12.8 or the Escrow Agreement.

(d)If no such resolution can be reached during such 45-day period, then upon the expiration of such period, either the Sellers’ Representative or Buyer may bring suit to resolve the objection by litigation in an appropriate court of competent jurisdiction in accordance with Article XIV.  Pending a resolution of the Reserved Amount in respect of any Claims Notice, the Reserved Amount therefor shall be the amount estimated in good faith by the Buyer Indemnitee based on back-up documentation containing such detail as is reasonable under the circumstances.

(e)Upon the agreement by the Sellers’ Representative and the Buyer Indemnitee or as finally determined by a court of competent jurisdiction in respect of any Claims Notice, the Sellers’ Representative and the Buyer shall jointly instruct the Escrow Agent under the Escrow Agreement to pay to the Buyer Indemnitee the lesser of (i) the amount of the Losses in respect of such Claims Notice and (ii) the balance then on deposit in the Indemnity Escrow Account.

(f)On the Release Date, the Sellers’ Representative and the Buyer shall jointly instruct the Escrow Agent under the Escrow Agreement to pay to (x) NewCo (for further distribution to the Sellers in accordance with their respective Transaction Percentages) (y) the Company (for further distribution to the holders of Option and Transaction Bonus Recipients who are current or former employees of the Company, through the Company’s normal payroll procedures, in accordance with their respective Transaction Percentages), and (z) the holders of Option and Transaction Bonus Recipients who are not current or former employees of the Company, in accordance with their respective Transaction Percentages, an amount equal to the excess (if any) of the balance then on deposit in the Indemnity Escrow Account over the aggregate Reserved Amount in respect of all unresolved claims for indemnification properly made by the Buyer Indemnitees prior to the Release Date, if any.

(g)Following the Release Date, from time to time, upon resolution of any Claims Notice in respect of any individual claim for indemnification made by the Buyer Indemnitees and the appropriate amount, if any, from the Indemnity Escrow Account having been paid to the Buyer Indemnitees in respect of such Claims Notice, the Sellers’ Representative and the Buyer shall jointly instruct the Escrow Agent to release to  (x) NewCo (for further distribution to the Sellers in accordance with their respective Transaction Percentages) (y) the Company (for further distribution to the holders of Option and Transaction Bonus Recipients who are current or former employees of the Company, through the Company’s normal payroll procedures, in accordance with their respective Transaction Percentages), and (z) the holders of Option and Transaction Bonus Recipients who are not current or former employees of the Company, in accordance with their respective Transaction Percentages, the excess of the balance then on deposit in the Indemnity Escrow Account over the aggregate Reserved Amount in respect of all remaining unresolved claims for indemnification properly made by the Buyer Indemnitees prior to the Release Date, in each case, if any.

Section 12.14Second Escrow. The amounts in the Second Escrow Account shall be distributed in accordance with the instructions set forth on Schedule 12.14.

Section 12.15First Escrow. The amounts in the First Escrow Account shall be distributed in accordance with the instructions set forth on Schedule 12.15.

Article XIII

SELLERS’ REPRESENTATIVE

Section 13.1Appointment of Sellers’ Representative. Each Seller, on behalf of himself, herself or itself and such Seller’s successors and permitted assigns, hereby irrevocably constitutes and appoints the Sellers’ Representative as attorney-in-fact and exclusive agent for such Seller Party and such Seller Party’s successors and permitted assigns in connection with the execution and performance of this Agreement and the other Transaction Documents.  This powers, immunities and rights to indemnification granted to the Sellers’ Representative Group hereunder: (i) is irrevocable and coupled with an interest, and will not be affected by the death, incapacity, illness, dissolution, bankruptcy or other inability to act of any Seller Party or any Seller Party’s successors or permitted assigns, and (ii) shall survive the delivery of an assignment by any Seller Party of the whole or any fraction of his, her or its interest in the Indemnity Escrow Amount or the Adjustment Escrow Amount.

Section 13.2Authority of Sellers’ Representative. Each Seller Party, on behalf of himself, herself or itself and such Seller Party’s successors and permitted assigns, hereby irrevocably grants the Sellers’ Representative full power and authority: (a) to make decisions on behalf of the Seller Parties and their respective successors and permitted assigns with respect to the transactions and matters contemplated under this Agreement, the Escrow Agreement or any other Transaction Document, including adjustments to the Purchase Price and indemnification claims; (b) to (i) dispute or refrain from disputing, on behalf of such Seller Party and such Seller Party’s successors and permitted assigns, any claim made by the Buyer or any other Person under this Agreement; (ii) negotiate and compromise, on behalf of such Seller Party and such Seller Party’s successors and permitted assigns, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement, the Escrow Agreement and the Sellers’ Representative Engagement Agreement; and (iii) execute, on behalf of such Seller Party and such Seller Party’s successors and permitted assigns, any settlement agreement, release or other document with respect to such dispute or remedy; (c) to give or agree to, on behalf of such Seller Party and such Seller Party’s successors and permitted assigns, any and all consents, waivers, amendments or modifications, deemed by the Sellers’ Representative, in the Sellers’ Representative’s sole discretion, to be necessary or appropriate, under this Agreement or the Escrow Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith; (d) to enforce, on behalf of such Seller Party and such Seller Party’s successors and permitted assigns, any claim against the Buyer arising under this Agreement; (e) to engage attorneys, accountants and other agents at the expense of Sellers and their respective successors and permitted assigns; (f) to amend this Agreement or the Escrow Agreement (other than this Section 13.2) or any of the instruments to be delivered to the Buyer by such Seller Party pursuant to this Agreement or any other Transaction Document; and (g) to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller Party and such Seller Party’s successors and permitted assigns, as the Sellers’ Representative deems, in the Sellers’ Representative’s sole discretion, necessary or appropriate to carry out the provisions of this Agreement, the Escrow Agreement and the Sellers’ Representative Engagement Agreement including the exercise of all rights granted to such Seller and such Seller’s successors and permitted assigns under this Agreement or any other Transaction Document. Notwithstanding the foregoing, the Sellers’ Representative shall have no obligation to act on behalf of the Seller Parties, except as expressly provided herein, in the Escrow Agreement and in the Sellers’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Sellers’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedules.

Section 13.3Reliance. Each Seller Party, on behalf of himself, herself or itself and such Seller Party’s successors and permitted assigns, hereby agrees to the following:

(a)In all matters in which action by the Sellers’ Representative is required or permitted, the Sellers’ Representative is authorized to act on behalf of such Seller Party, on behalf of himself, herself or itself and such Seller Party’s successors and permitted assigns as if expressly confirmed and ratified in writing by such Seller Party, notwithstanding any dispute or disagreement among the Seller Parties or their respective successors or permitted assigns or between any Seller Party or any Seller Party’s successors and permitted assigns and the Sellers’ Representative, and Buyer will be entitled to rely on any and all action taken by the Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Seller Party or any Seller in Party’s successors and permitted assigns, notwithstanding any knowledge on the part of Buyer of any such dispute or disagreement. The Buyer and the Company will be fully protected in dealing with the Sellers’ Representative under this Agreement (or any other Transaction Document) and may rely upon the authority of the Sellers’ Representative to act on behalf of the Seller Parties.

(b)Notice to the Sellers’ Representative, delivered in the manner provided Section 14.4, will be deemed to be notice to all Sellers and their respective successors and permitted assigns for purposes of this Agreement.

(c)Seller Parties waive any and all defenses which may be available to any Seller Party to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Sellers’ Representative Engagement Agreement.

(d)The power and authority of the Sellers’ Representative, as described in this Agreement, will continue in force until all rights and obligations of the Sellers and their respective successors and permitted assigns under this Agreement terminate, expire or are fully performed.

(e)A majority-in-interest of the Seller Parties and their respective successors and permitted assigns will have the right, exercisable from time to time upon written notice delivered to the Buyer, to request: (1) the removal of the Sellers’ Representative, with or without cause, or (2) that a Seller Party (or, in the case of a Seller Party that is a corporation, partnership, limited liability company or trust, an officer, manager, employee or partner of such Seller Party) fill a vacancy caused by the death, resignation or removal of the Sellers’ Representative; provided; however, that the removal of the Sellers’ Representative or the filling of any vacancy caused by the death, resignation or removal of the Sellers’ Representative shall be subject to the prior written consent of the Buyer, which may not be unreasonably withheld, delayed or conditioned.

(f)If the Sellers’ Representative resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant to this Section 13.3 within thirty (30) days, then the Buyer will have the right to appoint a Seller or a successor or permitted assign thereof to act as Sellers’ Representative to serve as described in this Agreement. The immunities and rights to indemnification shall survive the resignation or removal of the Sellers’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

Section 13.4Actions by Seller Parties. Each Seller Party, on behalf of himself, herself or itself and such Seller Party’s successors and permitted assigns, agrees that, notwithstanding the foregoing, at the request of the Buyer, such Seller Party and such Seller Party’s successors and permitted assigns will take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including delivery of such Seller’s Interests and acceptance of the Purchase Price therefor) individually on such Seller Party’s own behalf and on behalf of such Seller Party’s successors and permitted assigns, and to deliver any other documents required of Seller Parties and their respective successors and permitted assigns pursuant to the terms hereof.

Section 13.5Other Issues Regarding Sellers’ Representative.

(a)Certain Seller Parties have entered into an engagement agreement (the “Sellers’ Representative Engagement Agreement”) with the Sellers’ Representative to provide direction to the Sellers’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Sellers’ Representative Engagement Agreement (such Seller Parties, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Sellers’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Sellers’ Representative Group”), will  be liable to any Seller Party (or any Seller Party’s successors or permitted assigns) with respect to any action taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement, the Escrow Agreement, the Sellers’ Representative Engagement Agreement and the other Transaction Documents, except for actions or omissions arising from the Sellers’ Representative’s fraud, gross negligence or willful misconduct.

(b)The Sellers’ Representative will be entitled to retain counsel and to incur such expenses (including court costs and attorneys’ fees and expenses) as the Sellers’ Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement, the Escrow Agreement, the Sellers’ Representative Engagement Agreement.  The Seller Parties shall indemnify, defend and hold harmless the Sellers’ Representative Group from and against any and all fees, losses, claims, damages, liabilities, fees, costs, and expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Sellers’ Representative Expenses”) incurred by the Sellers’ Representative in performing its duties hereunder, under the Sellers’ Representative Engagement Agreement or under the Escrow Agreement and such Sellers’ Representative Expenses will be borne by the Seller Parties and their respective successors and permitted assigns (severally as to each Seller Party (or such Seller Party’s successor or permitted assigns) only and not jointly as to or with any other Seller Party (or such Seller Party’s successor or permitted assigns)); provided, however, that the Sellers’ Representative may cause the Buyer or the Escrow Agent, as applicable, to deduct such Sellers’ Representative Expenses from the amounts otherwise distributable to the Seller Parties or their respective successors and permitted assigns and pay such amounts to Sellers’ Representative. Such Sellers’ Representative Expenses may be recovered first from  the Expense Fund, second from any distribution of the Indemnity Escrow Amount or Earn-Out Payments otherwise distributable to the Seller Parties at the time of distribution, and third, directly from the Sellers Parties. The Seller Parties acknowledge that the Sellers’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.  Furthermore, the Sellers’ Representative shall not be required to take any action unless the Sellers’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Sellers’ Representative against the costs, expenses and liabilities which may be incurred by the Sellers’ Representative in performing such actions. The obligations of the Seller Parties under this Section 13.5 will be several in accordance with each Seller’s Transaction Percentage.

(c)The Sellers’ Representative shall be entitled to: (i) rely upon the any certificates, schedules or exhibits contemplated in this agreement, including any allocation of the Purchase Price among the Seller Parties, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller Party or other party.

Section 13.6Expense Fund.

(a)Upon the Closing, Buyer shall wire to the Sellers’ Representative the Expense Fund Amount. The Expense Fund Amount shall be held by the Sellers’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Sellers’ Representative for any Sellers’ Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Sellers’ Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Expense Fund Amount as contemplated herein shall reflect a proportionate contribution from each Seller in an amount equal to such Person’s Transaction Percentage. The Sellers’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Sellers’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Seller Parties will not receive any interest on the Expense Fund and assign to the Sellers’ Representative any such interest. Subject to Advisory Group approval, the Sellers’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Seller Parties.

(b)At the end of the Release Date, subject to any amount reserved in the reasonable judgment of the Sellers’ Representative with respect to any unresolved or unsatisfied claim for indemnification pursuant to Article XII, the remainder of the Expense Fund shall be promptly remitted by the Seller Parties to the Buyer, who will cause to distribute such remainder of the Expense Fund to the Seller Parties in accordance with each such Seller Party’s respective Transaction Percentage.  With respect to any reserved amounts remaining in the Expense Fund following the expiration of the Release Date, any remaining amounts shall be promptly distributed by the Sellers’ Representative following the resolution or satisfaction of such pending claim to the Buyer for further distribution to the Seller Parties in accordance with each such Seller Party’s respective Transaction Percentage.

Article XIV

MISCELLANEOUS

Section 14.1Expenses. Except as otherwise expressly provided herein, the Seller Parties and the Buyer shall each pay all of their own fees, costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Contemplated Transactions; provided that the Seller Parties shall bear all Transaction Expenses as provided for herein.

Section 14.2Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer and the Sellers’ Representative.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement.  Any waiver by any Seller may be granted by the Sellers’ Representative acting on behalf of such Seller.

Section 14.3Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and the transactions contemplated hereby, and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 14.4Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (i) if in writing and served by personal delivery, (ii) if delivered by email (if receipt is not confirmed via return email, the effective date of notice is the date of the original email; provided, that notice is provided by alternative means on the next day), or (iii) if delivered by certified mail, registered mail or courier service, return-receipt received, in each case, to the party for whom it is intended at the address set forth below, with copies sent to the Persons indicated:

If to the Buyer or, after the Closing, the Company, to:

c/o Movado Group, Inc.
650 From Road, Ste. 375
Paramus, NJ 07652
Attention:	General Counsel
Email:	msussis@movadogroup.com; sdemarsilis@movadogroup.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Robert B. Schumer; Lawrence G. Wee; Ellen Ching
Email:	rschumer@paulweiss.com; lwee@paulweiss.com eching@paulweiss.com

If to the Sellers, to:

Fortis Advisors LLC
Attention:	Notice Department
Email:	notices@fortisrep.com
Facsimile No.:	(858) 408-1843

with a copy (which shall not constitute notice) to:

Cooley LLP
1333 2nd Street, Suite 400
Santa Monica, CA 90401
Attention:	Nicholas Hobson
Email:	nhobson@cooley.com

If to the Founders, to:

Fortis Advisors LLC
Attention:	Notice Department
Email:	notices@fortisrep.com
Facsimile No.:	(858) 408-1843

with a copy (which shall not constitute notice) to:

Cooley LLP
1333 2nd Street, Suite 400
Santa Monica, CA 90401
Attention:	Nicholas Hobson
Email:	nhobson@cooley.com

If to the Company (prior to the Closing):

5454 Beethoven Street, Suite 200
Los Angeles, CA 90066
Attention:	Jake Kassan, Chief Executive Officer

with copies (which shall not constitute notice) to:

Cooley LLP
1333 2nd Street, Suite 400
Santa Monica, CA 90401
Attention:	Nicholas Hobson
Email:	nhobson@cooley.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 14.4.

Section 14.5Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the Buyer (in the case of any assignment by any Seller, or prior to the Closing, the Company) or the Sellers’ Representative (in the case of any assignment by the Buyer or, from and after the Closing, the Company), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any party hereto, (i) the Buyer may assign its rights and obligations to any of its Affiliates, and (ii) the Buyer may assign its rights hereunder as collateral security to any lender to the Buyer or an Affiliate of the Buyer; provided, further, however, that no such assignment shall relieve the Buyer of any Liability, obligation or covenant hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

Section 14.6No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except as set forth in Article XII (Indemnification) Section 7.6 (Non-Competition/Non-Solicitation), Section 7.16 (Indemnification of Directors and Officers) or Section 14.11 (No Recourse Against Non-Parties).

Section 14.7Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 14.8Consent to Jurisdiction and Service of Process.

(a)Other than an Action by the Buyer for equitable relief as set forth in Section 7.6(d), any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Contemplated Transactions shall be brought in any Delaware state or federal court located in New Castle County, in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.4 shall be deemed effective service of process on such party.

Section 14.9WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 14.10Severability. Without limitation to Section 7.6(d)(ii), which shall govern for purposes of Section 7.6, if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the Buyer, the Company and the Sellers’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the Contemplated Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 14.11No Recourse Against Non-Parties. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other advisors of Buyer, the Company or Sellers or of any Affiliate of any of them, or any of their respective successors or permitted assigns (collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the Contemplated Transactions and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.  Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 14.12Obligations of the Sellers. Whenever this Agreement requires NewCo to take any action, such requirement shall be deemed to include a requirement of each Seller to cause NewCo to take such action.

Section 14.13Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 14.14Attorney-Client Privilege and Conflict Waiver.

(a)Each of the Parties hereto acknowledges and agrees that Cooley LLP (“Cooley”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b)In connection with any matter or dispute under this Agreement, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company following the Closing to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Cooley’s prior representation of the Company and (ii) Cooley’s representation of the Sellers’ Representative and/or any of the Seller Parties prior to and after the Closing.

(c)Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of Cooley, the Company, any of the Seller Parties, or any of their respective representatives to the extent related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by the Sellers’ Representative on behalf of the Sellers Parties and shall not pass to or be claimed by Buyer or, following the Closing, the Company.  All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers’ Representative and the Sellers Parties, shall be controlled by the Sellers’ Representative on behalf of the Sellers Parties and shall not pass to or be claimed by any of the Buyer or, following the Closing, the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by any of the Buyer or any of their Affiliates (including, after the Closing, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d)Notwithstanding the foregoing, in the event that a dispute arises between Buyer or, after the Closing, the Company, on the one hand, and a third party other than the Sellers’ Representative or the Sellers Parties, on the other hand, Buyer or, following the Closing, the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Buyer nor, following the Closing, the Company may waive such privilege without the prior written consent of the Sellers’ Representative.  In the event that Buyer or, following the Closing, the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Buyer shall immediately (and, in any event, within 2 Business Days) notify the Sellers’ Representative in writing (including by making specific reference to this Section 14.14 so that the Sellers’ Representative can seek a protective order and Buyer agrees to use all commercially reasonable efforts, at the Sellers’ Representative’s expense, to assist therewith.

(e)To the extent that Privileged Deal Communications constitute property of its clients, only the Sellers’ Representative and the Sellers Parties shall hold such property rights and Cooley shall have no duty to reveal or disclose any Privileged Deal Communications by reason of any attorney-client relationship between Cooley, on the one hand, and Company, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f)Buyer agrees on behalf of itself and, following the Closing, the Company, (i) to the extent that Buyer or, after the Closing, the Company receives or takes physical possession of any Privileged Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Seller Parties or any other Person, of the privileges or protections described in this section, and (b) neither Buyer nor, following the Closing, the Company shall assert any claim that any of the Seller Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers’ Representative or any Seller waive the attorney-client or other privilege, or by otherwise asserting that Buyer or, following the Closing, the Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Privileged Deal Communications from Cooley so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MOVADO GROUP, INC.

By:	/s/ Mitchell Sussis
Name:	Mitchell Sussis
Title:	Senior Vice President

Signature Page to Securities Purchase Agreement

Doc#: US1:12161953v16

182388477 v11

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ATOMIC NEWCO, INC.

By:	/s/ Jacob Michael Kassan
Name:	Jacob Michael Kassan
Title:	CEO

Signature Page to Securities Purchase Agreement

MVMT WATCHES INC.

By:	/s/ Jacob Michael Kassan
Name:	Jacob Michael Kassan
Title:	President

The Jacob Kassan REVOCABLE Trust, u/a/d March 28, 2017

By:	/s/ Jacob Michael Kassan
Name:	Jacob Michael Kassan
Title:	Trustee

The Jacob Kassan 2017 Annuity Trust, u/a/d March 28, 2017

By:	/s/ Jacob Michael Kassan
Name:	Jacob Michael Kassan
Title:	Trustee

The Kramer LaPlante REVOCABLE Trust, u/a/d March 28, 2017

By:	/s/ Kramer Craig LaPlante
Name:	Kramer Craig LaPlante
Title:	Trustee

The Kramer LaPlante 2017 Annuity Trust, u/a/d March 28, 2017

By:	/s/ Kramer Craig LaPlante
Name:	Kramer Craig LaPlante
Title:	Trustee

Fortis Advisors LLC, as Sellers’ Representative

By:	/s/ Adam Lezack
Name:	Adam Lezack
Title:	Managing Director

JACOB MICHAEL KASSAN

By:	/s/ Jacob Michael Kassan

KRAMER CRAIG LAPLANTE

By:	/s/ Kramer Craig LaPlante